Exhibit 1

COLLIERS INTERNATIONAL GROUP INC. ANNUAL INFORMATION FORM For the year ended December 31, 2025 February 20, 2026

Exhibit “A” – Audit & Risk Committee Mandate

FORWARD-LOOKING STATEMENTS

This Annual Information Form contains, and incorporates by reference, “forward looking statements” which reflect the current expectations, estimates, forecasts and projections of management regarding our future growth, results of operations, performance and business prospects and opportunities. Wherever possible, words such as “may,” “would,” “could,” “will,” “anticipate,” “believe,” “plan,” “expect,” “intend,” “estimate,” “aim,” “endeavour” and similar expressions have been used to identify these forward-looking statements. These statements reflect management’s current beliefs with respect to future events and are based on information currently available to management. Forward-looking statements involve significant known and unknown risks, uncertainties and assumptions. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, without limitation, those listed in the “Risk Factors” section of this Annual Information Form. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results, performance or achievements could vary materially from those expressed or implied by the forward-looking statements contained in this Annual Information Form. These factors should be considered carefully and readers should not place undue reliance on the forward-looking statements. Although the forward-looking statements contained, or incorporated by reference into, this Annual Information Form are based upon what management currently believes to be reasonable assumptions, we cannot assure readers that actual results, performance or achievements will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this Annual Information Form and we do not intend, and do not assume any obligation, to update or revise these forward-looking statements, except as otherwise required by law.

COLLIERS INTERNATIONAL GROUP INC.

ANNUAL INFORMATION FORM

February 20, 2026

All amounts referred to in this Annual Information Form (“AIF”) are in United States dollars unless otherwise indicated. All financial and statistical data in this AIF is presented as at December 31, 2025 unless otherwise indicated.

Corporate structure

Colliers International Group Inc. (“we,” “us,” “our,” “Colliers,” or the “Company”) was formed under the Business Corporations Act (Ontario) by Articles of Arrangement dated June 1, 2015. The predecessor to the Company, FirstService Corporation (“Old FSV”), was formed by Articles of Incorporation dated February 25, 1988. Old FSV amalgamated with Coloma Resources Limited pursuant to Articles of Amalgamation dated July 31, 1988, and the amalgamated corporation continued as Old FSV.

By Articles of Amendment dated April 2, 1990, Old FSV: (i) consolidated each of its Class A Subordinate Voting Shares on a 30 to 1 basis and changed the designation of that class of shares to “Subordinate Voting Shares”, each such share carrying one vote; and (ii) consolidated each of its Class B shares on a 30 to 1 basis and changed the designation of that class of shares to “Multiple Voting Shares”, each such share carrying 20 votes. All of the Multiple Voting Shares have been controlled by Jay S. Hennick, our Chairman and Chief Executive Officer, from 1990 to present.

By Certificate of Amendment dated June 27, 2007, the first series of Preference Shares of Old FSV were created and designated as 7% cumulative preference shares, series 1 (the “Preferred Shares”), with each Preferred Share having a stated value of US$25.00 and carrying a fixed cumulative annual dividend of US$1.75. All outstanding Preferred Shares were eliminated on May 3, 2013 by way of a partial redemption for cash of $39.2 million immediately followed by a mandatory conversion of all then remaining Preferred Shares into Subordinate Voting Shares, which resulted in the issuance of 2.9 million new Subordinate Voting Shares.

On June 1, 2015, Old FSV completed a plan of arrangement (the “Spin-off”) which separated Old FSV into two independent publicly traded companies – Colliers, a global leader in diversified professional commercial real estate services and new FirstService Corporation (“FirstService”), the North American leader in residential property management and related services. The Spin-off was designed to enhance long-term value for shareholders by creating two independent and sustainable companies, each with the ability to pursue and achieve greater success by employing independent value creation strategies best suited to its core businesses and customers. Under the Spin-off, Old FSV shareholders received one Colliers share and one FirstService share of the same class as each Old FSV share previously held, Old FSV amalgamated with a wholly-owned subsidiary and changed its name to Colliers and FirstService adopted the name “FirstService Corporation”.

On April 16, 2021, after receiving approval from 95% of disinterested shareholders, the Company completed a transaction to settle the Management Services Agreement, including the Long Term Incentive Arrangement (“LTIA”), between Colliers, Mr. Hennick and Jayset Management CIG Inc., a corporation controlled by Mr. Hennick. This transaction also established a timeline for the orderly elimination of our dual class voting structure by no later than September 1, 2028.

On July 23, 2025, the Company announced the rebranding of its Investment Management division to Harrison Street Asset Management (“HSAM”). The Company also expanded HSAM’s leadership team, appointing co-founder Christopher Merrill as Global CEO of HSAM, along with Zachary Michaud and Stephen Gordon as Managing Partners & Global CFO and COO of HSAM, respectively.

Our Subordinate Voting Shares are publicly traded on both the Toronto Stock Exchange (“TSX”) (symbol: CIGI) and the NASDAQ Stock Market (“NASDAQ”) (symbol: CIGI). Our head and registered office is located at 1140 Bay Street, Suite 4000, Toronto, Ontario, M5S 2B4. Our fiscal year-end is December 31.

Intercorporate Relationships

We have the following principal subsidiaries which have total assets or revenues which exceed 10% of our total consolidated assets or revenues as at and for the year ended December 31, 2025:

Name of Subsidiary	Percentage of Voting Securities Owned	Jurisdiction of Incorporation, Continuance, Formation or Organization
Colliers International EMEA Holdings Ltd.	100%	England & Wales
Colliers International Holdings (USA), Inc.	100%	Delaware
Colliers International USA, LLC	100%	Delaware
Colliers International Holdings (Australia) Ltd.	100%	New South Wales
Colliers Macaulay Nicolls Inc.	100%	Ontario
Colliers International Holdings Limited	100%	British Virgin Islands
CI Holdings (USA), LLC	100%	Delaware
Colliers International WA, LLC	100%	Delaware
Colliers Engineering & Design, Inc.	69%	New Jersey
16080782 Canada Inc.	100%	Ontario
Englobe Corporation	87%	Quebec
Globestar Ltd.	100%	England & Wales
Harrison Street Asset Management ULC	100%	Nova Scotia
Harrison Street Real Estate Capital, LLC	77%	Delaware

The above table does not include all of the subsidiaries of Colliers.

General development of the business

Our origins date back to 1972 when Mr. Hennick started a Toronto commercial swimming pool and recreational facility management business, which became the foundation of Old FSV. In 1993, we completed our initial public offering on the TSX, raising C$20 million. In 1995, our shares were listed on NASDAQ. In 1997, a second stock offering was completed in Canada and the United States raising US$20 million. In December 2004, a stock dividend was declared effectively achieving a 2-for-1 stock split for all outstanding Subordinate Voting Shares and Multiple Voting Shares. In 2009, Old FSV issued $77 million of convertible unsecured subordinate debentures, which were subsequently converted into 2.7 million Subordinate Voting Shares in 2014. In 2020, the Company issued $230 million of Convertible Senior Subordinate Notes (“Convertible Notes”), which were subsequently converted into 4.0 million Subordinate Voting Shares in 2023. In 2024, the Company completed a $300 million public offering of equity, issuing 2.5 million Subordinate Voting Shares.

In 2004, we established a commercial real estate services division under the “Colliers International” brand with the acquisition of Colliers Macaulay Nicolls Inc. (“CMN”). Since that time, we have strengthened this business across markets and acquired numerous businesses within existing and new markets, greatly expanding its geographic scope, services and talent. Today, Colliers is one of the world’s largest commercial real estate services providers offering a full range of commercial real estate services in the United States, Canada, Australia, the United Kingdom, Germany, New Zealand, China and several other countries in Asia, Europe and Latin America.

In 2015, we completed the Spin-off, creating two independent publicly traded companies: Colliers in commercial real estate services and FirstService in residential property management and related services. Commencing at such time, Colliers began a transformation with a focus on becoming a global, diversified professional services and investment management company. Since 2016, the Company has invested in two new high-value and resilient platforms – Engineering and Investment Management – both with significant growth potential.

Commercial Real Estate (previously named Real Estate Services)

At the time of the Spin-off, Colliers was one of the fastest growing global commercial real estate services companies. The Company has since completed multiple acquisitions, including certain licensee affiliates, as well as entered new geographies and service lines.

In May 2020, we acquired a controlling interest in four subsidiaries of Dougherty Financial Group LLC – Dougherty Mortgage LLC, Dougherty & Company LLC, Dougherty Funding LLC and Dougherty Insurance Agency LLC (together “Dougherty”). Dougherty’s mortgage banking operations were rebranded as “Colliers Debt & Structured Finance” which provides specialty debt financing through its relationships with US government agencies while all brokerage, investment banking, capital markets and public finance services are carried on through “Colliers Securities” which is licensed under the Securities and Exchange Commission and is a member of the Financial Industry Regulatory Authority (“FINRA”).

With continued investments in talent and capabilities, strong operational leadership and strategic acquisitions, the Company continues to serve a wide range of clients across diverse asset classes worldwide.

Investment Management (Harrison Street Asset Management)

Colliers established its Investment Management division in 2016 with the acquisition of ICADE Asset Management and ICADE Conseil (“ICADE”), an asset management and investor advisory services platform in France with €2 billion of assets under management (“AUM"- see “Reconciliation of non-GAAP financial measures”) in Europe.

In 2018, we acquired a controlling interest Harrison Street Real Estate Capital, LLC (“Harrison Street”), a real estate investment firm dedicated to demographic-themed direct private investing with $15.6 billion in AUM as of June 30, 2018. The senior management team of Harrison Street holds the balance of the equity. Headquartered in Chicago, with offices in New York, San Francisco, Washington, D.C., Toronto, Tokyo and London. Harrison Street is a pioneer in demographic-themed real estate investing.

In April 2022, we completed the acquisition of controlling interests in Antirion SGR S.p.A. (“Antirion”), a real estate investment management firm in Italy, and its commercial real estate services affiliate, Colliers Italy. Antirion was subsequently rebranded as Colliers Global Investors.

In June 2022, we acquired a controlling interest in Basalt Infrastructure Partners LLP (“Basalt”), a London-based transatlantic infrastructure investment management firm. Basalt is focused on private direct mid-market investments in the utility, transportation, energy/renewables and communications sectors.

In July 2022, we completed the acquisition of a controlling interest in Rockwood Capital, LLC (“Rockwood”), a US real estate investment management firm. Rockwood specializes in equity and credit investments across multifamily, office, mixed use, life science, hospitality, and retail asset classes in North America.

In October 2022, we acquired a controlling interest in Versus Capital (“Versus”), a US alternative real asset management firm with private wealth distribution capabilities and a series of perpetual funds targeted at this investor class.

In July 2025, the Company acquired a controlling interest in RoundShield Partners LLP, a European credit investment management firm with $5.4 billion in AUM.

Under the HSAM umbrella, the Company has further expanded its global distribution capabilities, targeting new strategies, geographies and platforms, while leveraging the strength, breadth and global recognition of the Harrison Street brand. As part of the HSAM rebranding and internal restructuring of this business, our economic interest in HSAM is presently 82%. As of December 31, 2025, the Company had $108 billion in AUM, driven by both internal growth and acquisitions.

Engineering

In 2020, we acquired a controlling interest in Maser Consulting P.A. (“Maser”), a multi-disciplinary engineering design and consulting firm operating in the US Mid-Atlantic region, which was our entry into the engineering sector. The operation was rebranded as “Colliers Engineering & Design” in 2021. We followed this with several acquisitions in the US to enhance our technical service capabilities and expand geographically.

In August 2022, we acquired a controlling interest in PeakUrban Pty Limited (“PeakUrban”), a civil engineering, infrastructure, planning and urban design company in Australia, thereby establishing an engineering service line in the country. The business has rebranded as Colliers Engineering & Design and has since completed several additional business acquisitions.

In July 2024, we added engineering capabilities in Canada with the acquisition of a controlling interest in Englobe Corporation (“Englobe”), a multi-discipline engineering, environmental and inspection services firm with 2,800 employees.

Effective in the third quarter of 2024, the Company combined its existing project management operations with engineering under a new reporting segment – “Engineering” – to better reflect the nature of the technical professional services, operating characteristics, clients and growth of this platform.

The company completed the acquisition of seven tuck-in operations in 2025 and two in 2026, primarily in the US, Canada and Australia to enhance service capabilities as well as to expand market share.

In February 2026, the Company entered into a definitive agreement to acquire Ayesa Engineering S.A.U. (“Ayesa Engineering”), a 3,200-person multi-discipline engineering and project management firm headquartered in Spain. The transaction is expected to close in the second quarter of 2026, subject to customary closing conditions, including various regulatory approvals.

Narrative description of Colliers

History

CMN traces its roots back to 1898 when Macaulay Nicolls was founded in Vancouver, Canada as a property management and insurance agency. Colliers originated in 1976 in Australia through the merger of three commercial property services firms. In 1984, Colliers joined forces with Macaulay Nicolls to form CMN. Over the years, CMN continued to grow as other commercial real estate service providers joined the group. In 2004, Old FSV acquired a controlling interest in CMN. At the time of the acquisition by Old FSV, CMN was the largest affiliate of Colliers International generating approximately $250 million in annual revenue.

With the financial and strategic support of Old FSV, CMN accelerated its growth by expanding into complementary service areas and growing into other geographic regions. By 2010, Old FSV had unified all operations under the “Colliers International” brand name with one mission and standardized business practices delivered consistently globally.

Following the 2015 Spin-off, Colliers, as an independent public company, began to pursue a strategy of diversifying its business with a focus on adding complimentary high-value professional services. In 2016, we entered the Investment Management sector and in 2020 we entered the Engineering sector.

A summary of Colliers’ history and growth initiatives to date is as follows:

Year	Event
1898	Macaulay Nicolls founded in Vancouver, Canada
1976	Colliers International Property Consultants incorporated in Australia
1984	Colliers International launches global expansion into Canada and the US as CMN
1986	Colliers International merges operations in Australia and Asia establishing operations in 20 markets in Asia Pacific
1990	Colliers International expands into emerging markets including Central Europe and Latin America
2004	Old FSV acquires a controlling interest in CMN with a long-term strategy to consolidate operations, under one brand with consistent business practices applied globally
2006

Between 2006 and 2010, CMN begins to strengthen and grow its global platform by acquiring additional Colliers International branded operations. In total, 29 acquisitions are completed in 15 countries around the world

2010

The US operations of Colliers combine with CMN and re-brand under as “Colliers International” in all markets

Original network structure is disbanded and Colliers International, controlled by Old FSV, becomes one of the largest and most recognized brands in commercial real estate globally

2012	Colliers acquires the Colliers International operations in the United Kingdom and Ireland
2013	Colliers acquires the German Colliers International operations
2014	Colliers expands to France and Belgium
2015	Colliers International Group Inc. begins trading on the NASDAQ and TSX on June 2, 2015
2016	Colliers establishes its Investment Management service line with the acquisition of French firm ICADE
2017	Colliers acquires two of largest remaining non-owned Colliers International branded operations in the United States. Colliers acquires the Colliers International operations in Denmark
2018	Colliers acquires a 75% interest in Harrison Street, a real estate investment management firm dedicated to demographic-based investing
2020

Colliers acquires a controlling interest in Dougherty and establishes a US debt finance and loan servicing platform

Colliers acquires a controlling interest in Maser, a multi-discipline engineering and design firm in the US

2021

Colliers releases first Global Impact Report, highlighting its commitment to embedding sustainability best practices across the organization

Settlement of Long-Term Incentive Arrangement with the Company’s Chairman and CEO as approved by 95% of the Company’s disinterested shareholders. As part of the settlement, the Company established a timeline for the orderly elimination of Colliers’ dual class voting structure by no later than September 1, 2028

2022	Colliers deploys $1 billion in acquisitions, including four Investment Management firms Colliers discontinues its operations in Russia and terminates its affiliate in Belarus

2023	Colliers bolsters its engineering capabilities in Australia, New Zealand and the United States with three acquisitions
2024	Colliers completes $300 million public offering of 2.5 million Subordinate Voting Shares Colliers adds engineering capabilities in Canada with the acquisition of Englobe
2025

Colliers completes seven tuck-in acquisitions in Engineering in the US, Canada and Australia

Colliers acquires Triovest, further expanding outsourcing capabilities within Canada

Colliers acquired controlling interest in RoundShield, bolstering credit investment management capabilities

2026	Colliers enters into a definitive agreement to acquire Ayesa Engineering, adding Engineering capabilities in EMEA, Latin America and APAC

Segment Descriptions

The Company’s financial results are segmented under three segments: (i) Commercial Real Estate; (ii) Engineering and (iii) Investment Management.

Global diversified professional services and investment management company

Commercial Real Estate

We are one of the top global providers of professional commercial real estate services to owners, occupiers and investors. From essential transaction and debt finance services to outsourcing in Property Management, Valuation & Advisory and Loan Servicing, our services span the commercial real estate spectrum. Our 4,600 professional advisors in Capital Markets and Leasing, and 4,200 professionals in Outsourcing work with all asset classes, including office, industrial, data centers, retail, multi-family, hospitality, health care and mixed-use properties. In 2025, we completed 44,000 sale and lease transactions for a total transaction value of $112 billion and managed 2.0 billion square feet.

Capital Markets

Our Capital Markets services include property sales brokerage for commercial clients as well as debt finance services related to the origination and sale/placement of mortgage loans. Our advisors assist buyers and sellers with the acquisition or disposition process and assist borrowers and lenders with the financing process. Our advisors typically perform their services for commissions calculated based on the value of a transaction. We execute transactions across a diverse client base, including corporations, financial institutions, pension funds, sovereign wealth funds, insurance companies, governments and individuals.

Capital Markets Revenues by Asset Class

We provide Capital Markets services in the following areas:

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Property Sales: Colliers’ sales advisors work collaboratively to provide real estate expertise to our clients, acting in a consultancy capacity to help each client maximize investment returns, whether as a buyer, seller or borrower. Our advisors are organized into office, industrial, retail, multifamily, hospitality, healthcare, alternatives and special purpose teams in order to drive thought leadership for each major asset class. Many team members also represent subspecialties in areas such as affordable housing, data centers, land, self-storage and transit-oriented development. These investment teams are further organized in subsets to meet the needs of both our institutional and private capital clients, recognizing that these client groupings have different needs. These investment teams understand the intricacies of single asset and portfolio executions and, with the assistance of our advisors, are globally connected with active market participants. Integrally supporting these investment teams are national and/or regional groups of financing advisors that help both our institutional and private capital clients with senior and subordinated debt strategies and placements with a global network of capital providers. Many of our financing advisors have experience helping our clients with equity strategies and placements, including partnership capitalizations and recapitalizations. Our financing professionals are in the market continuously with these capital sources, providing our clients with significant market intelligence and leverage when evaluating their financing needs. Our teams work closely with each service line, including property management, leasing, and valuations to serve the broader business needs of each client.

•

Debt Finance Services: Through Colliers Debt & Structured Finance, we provide specialty debt financing for multifamily housing, healthcare and senior housing real estate through US government sponsored agencies. This includes origination, underwriting and asset management for Fannie Mae, the Federal Housing Administration / US Department of Housing and Urban Development (FHA/HUD) and the US Department of Agriculture (USDA). Loan origination and placement lead to Loan Servicing (see “Loan Servicing” below). Colliers Debt & Structured Finance also provides commercial property loan placement across most asset classes to institutional investors as well as loan syndication. In markets outside the US, we provide loan placement services across a variety of asset classes. In 2025, the Company originated a total volume of $6.4 billion.

•	Mortgage Investment Banking: Colliers Securities provides brokerage, investment banking, capital markets services, public finance services and other real estate related activities in the US.

Leasing

We provide Lease brokerage services to owners and occupiers of commercial real estate across all major asset classes. We have long-standing relationships with both large and medium-sized occupiers and owners. Our services are engaged on a repeat basis for lease renewals and relocations.

Leasing Revenues by Asset Class

We provide Leasing services as follows:

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Landlord Representation: Agency advisors work on behalf of property owners to search for and obtain tenants by strategically positioning and promoting the property through various campaigns and marketing channels. Agency advisors work closely with our Property Management professionals to secure tenants for properties we manage.

•

Tenant Representation: Our advisors work on behalf of tenants to lease the right space in the right location and secure the most favorable terms. Our advisors help to turn a lease, often the second-greatest expenditure for a business after payroll, from a cost center into a competitive advantage that can elevate a client’s brand, streamline their operations, attract leading talent and make a meaningful impact to their business.

Outsourcing

Our Outsourcing services include Property Management, Valuation & Advisory and Loan Servicing. In addition, we consult with large occupiers in managing their overall real estate portfolios and transactions, providing corporate and workplace solutions to reduce costs, improve execution across multiple markets and increase operational efficiency. Professional staff combine proprietary technology with high level strategic planning, portfolio management, lease administration and facilities management to deliver bespoke solutions to our clients. Outsourcing services revenues are derived from fees which are typically contractual, both fixed and fee for service, and contract terms are often multi-year providing recurring or repeat revenues.

Outsourcing Revenues by Service

Our Outsourcing services include:

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Property Management: We provide oversight and management of the daily operations of a single property or portfolio of properties and provide on-going strategic advice on ways in which clients can maximize the value of their properties. Services are provided under long-term contract and include building operations and maintenance, facilities management, lease administration, property accounting and financial reporting, contract management and construction management. We ensure that we implement the owner’s specific property value enhancement objectives through maximization of opportunities to help clients ensure excellent tenant relations while maximizing property level cash flows.

•

Valuation & Advisory: We provide clients with an opinion of a property’s value that complies with a client’s requirements and applicable professional standards and regulations to offer a nuanced understanding of the property and broader market trends. Our advisors leverage technology to offer clients both speed and accuracy while maintaining a dedicated project leader and senior management oversight to ensure quality and accountability. Services include valuation and appraisal review and management, portfolio or single asset valuation, financial reporting advisory, arbitration consulting, research, highest and best use studies, property tax reviews as well as appeals and litigation support.

•

Occupier Services: We work as an extension of a client’s team to provide deep expertise and a comprehensive set of portfolio management, transaction management, project management, workplace strategy (including “return to office”), strategic consulting, property and asset management as well as other real estate services. Our Occupier Services clients are typically companies or public sector institutions with large, highly distributed real estate portfolios. We typically enter into long-term, contractual relationships with these clients to ensure that real estate strategies are developed to support their overall business needs. Occupier Services offer clients a suite of services under the leadership and accountability of an account leader who is responsible for overall performance around the world. Many of our contracts contain fees that are tied to performance against client objectives (such as cost and footprint reduction, cycle-time improvement, and customer satisfaction) instead of fees based solely on transaction commissions. Our Occupier Services teams have a unified value proposition which is to deliver customized, accountable, and innovative real estate solutions that result in the best service experience and alignment with our client’s core business strategy. We have developed technology through Colliers360 which provides clients with user-friendly, fast and flexible dashboarding and analytics which allows us to measure performance and help our clients make efficient, well-informed decisions regarding their real estate portfolio. Colliers360 also includes business intelligence that populates data from various independent and client related sources. Our Workplace Expert tool recommends office environments and potential configurations tailored to their client’s specific business needs. We also provide lease administration, transaction, project management and facilities management systems. Occupier Services revenues are recognized under the respective service lines that are offered in the contract.

•

Loan Servicing: We service most loans originated by our debt finance operations as well as certain loans originated by third parties. Our services are provided under long-term contracts and include managing the administrative aspects of the loan, collection of monthly payments, maintenance of records and management of escrow funds among others. Our loan servicing portfolio was $19.5 billion as at December 31, 2025 and had an average remaining life of 12.0 years.

Engineering

We are a rapidly growing player in the engineering design and consulting, project management, architectural and environmental services sector, with more than 9,600 employees globally. Backed by strong infrastructure renewal, energy transition and urbanization tailwinds, the engineering sector is a large and highly fragmented market with opportunities to grow internally and consolidate through acquisitions.

Since we first established Colliers Engineering & Design in 2020 with the acquisition of Maser, we have grown to become one of the top 50 global design firms based on Engineering News Record’s annual ranking. Our vision is to lead the industry with proven expertise and innovative, sustainable solutions through exceptional work and client experience. Our client base is diversified with a balanced mix of both public and private sector clients. Our client-centered approach enables us to foster long-term relationships which translate to repeat work from our clients. As a result of our focus on service and client diversification, our business is resilient, allowing us the ability to respond to changing market conditions quickly and effectively.

Engineering Revenues by Geography

We offer a full range of consulting and engineering design services for four end markets: property & buildings, infrastructure & transportation, environmental services and water. Our professionals include licensed engineers, project managers, planners, surveyors, architects and environmental scientists. Colliers works across a variety of engineering disciplines, including, civil, surveying, design, inspection, planning, project management, program management and other adjacencies.

Engineering End Markets Exposure

Property & Buildings: We work with owners throughout the building lifecycle, including conducting highest and best use studies, feasibility assessments, detailed design and construction management. We are a full-service firm, providing expertise in commercial, industrial, government and education buildings. We offer land development and monitoring services, including for residential, commercial, industrial and renewable energy sectors.

Infrastructure & Transportation: Our professionals engage with public and private clients to plan, design and project manage their assets, including bridges & structures, highway and traffic planning and engineering, construction engineering and inspection, power generation and transmission, mining, marine and rail. We have long-standing relationships with federal, state/provincial and municipal government agencies as well as large utility, telecom and rail firms.

Environmental Services: Our environmental experts offer a range of service to our public and private sector clients, including air quality assessments, brownfield redevelopment, environmental impact assessments, ground water resource development, site remediation, and noise studies, among others. We also have geotechnical capabilities, including geotechnical engineering, geo-structural design, construction observation and testing, as well as laboratory material testing services.

Water: We offer expertise in water, storm and wastewater management in all areas of feasibility, design and master planning. Our services span from capital improvements and system planning, to design of municipal and industrial treatment plants, water distribution systems, distribution system modeling, wastewater collection and treatment, hydrogeologic investigations and environmental assessments.

We provide project management services for a wide range of projects globally, typically acting as the owner’s representative, across our four end markets. These services stretch from conception to the final commissioning of the asset. Services include bid document review, construction monitoring and delivery management, contract administration and integrated cost control, development management, facility and engineering functionality, milestone and performance monitoring, quality assurance, risk management and strategic project consulting.

The majority of our contracts are medium to long-term in duration. Clients generally have a portfolio of assets which leads to opportunities for repeat business and the development of long-term relationships. Contracts are structured on a fixed price or cost-plus basis. Our Engineering business strives to maintain a backlog of contracted work spanning approximately one year, which provides visibility and predictability for future revenues and enables efficient workforce planning.

Investment Management

Our Investment Management segment is a global alternative asset manager with long-standing, cycle-tested expertise across high growth and defensive sectors within real assets. Our differentiated approach focuses on long-duration, demographic, needs-based and essential real assets; middle-market infrastructure like communications, transport, energy, and utilities; real asset private credit; and core and opportunistic real estate strategies. We invest capital for the long-term through our differentiated strategies that have strong tailwinds, are resilient through cycles, and are designed to deliver top-tier risk-adjusted returns. We serve more than 1,200 investors across the globe, including institutions, sovereign wealth funds, public and corporate pension funds, endowments, insurance companies, foundations and family offices, with the majority invested in more than one fund.

Since 2016, when we first established Investment Management operations in Europe, with the acquisition of ICADE, our platform has grown substantially, fueled by strong fundraising across all our products and investment vehicles. In 2018, we acquired Harrison Street and established our Investment Management segment.

In 2022, the Company significantly expand its investment management capabilities, acquiring majority ownership interests in four firms (Antirion, Basalt, Rockwood and Versus) across curated product types, including infrastructure, alternatives, traditional real estate and credit in North America and Europe, with a specific focus on long-duration funds. In 2025, the Company acquired a controlling interest in RoundShield to further enhance its capabilities in the private credit sector.

As of December 31, 2025, the Company had $108.2 billion of AUM, with 86% in perpetual or long-dated investment strategies. We deploy capital across four main investments strategies, namely, alternative real estate, infrastructure, traditional real estate and credit, with more than 71% deployed in highly defensive alternative real estate and infrastructure asset classes. The Company’s fee-paying assets under management (“FPAUM”) (See “Reconciliation of non-GAAP financial measures”) were $54.2 billion as of December 31, 2025.

Long Duration, Highly Differentiated AUM

The Company’s investment products consist of (i) perpetual funds, (ii) long-dated funds and (iii) separately managed accounts. We generate contractual management fee revenue from each of the funds and separately managed accounts under our management and have an opportunity to generate performance fee revenues on long-dated funds under our management.

Perpetual (open-end) funds

In our perpetual funds, management fees are based on net asset value (“NAV”). NAV is calculated quarterly using data from third party valuation advisors to determine the current market value of the private real estate and real assets in the funds.

Investors in our perpetual funds may invest on a quarterly basis at the then-current NAV. Investors can also request to have their interests redeemed on a periodic basis, at the then-current NAV. There are typically restrictions around redemption requests, including lock-up periods and gating provisions that restrict the amount that can be redeemed in any quarterly period in order to preserve fund liquidity and to ensure the efficient operation of the fund for the benefit of all investors. We also have flexibility in the timing of funding redemptions given the underlying illiquid nature of the funds’ private real estate and real assets.

Long-dated (closed-end) funds

Our long-dated funds typically have a ten-year term with two one-year extensions, at the option of the manager.

We generate management fees based on committed capital or invested capital in these funds. Committed capital is used to calculate fees during the investment period, which typically comprises the first 3 years of a fund’s life. Management fees commence on the date of a fund’s “first close”, which is the date that the initial investors legally commit to invest in the fund. Additional investors may commit to invest in the fund during the investment period, however they are required to pay management fees from the “first close” date. This results in our recognition of “catch-up” management fees when such investors make commitments after the first close date. After the end of the investment period, the management fee is calculated based on invested capital, which is typically 90-95% of the committed capital amount.

In addition to the contractual management fee, we are also entitled to earn performance fees (sometimes referred to as carried interest) on long-dated funds, provided that we meet or exceed certain contractually agreed preferred return targets. Carried interest revenue is recognized when it is highly probable that such return targets will be exceeded, typically when the fund is near the end of its life and the underlying fund assets have been sold or are in the process of being sold. Colliers is only entitled to receive carried interest on funds established on or after acquisition dates of its Investment Management firms. Historical carried interest on funds established prior to acquisition dates is structured as a pass-through to the prior owners with no impact on the Company’s earnings.

Management fee revenue is expected to be relatively stable and recurring due to: (i) historically consistent fund financial performance at or exceeding industry benchmarks, which we anticipate will continue in the future; (ii) the generally defensive nature of the sectors being invested in by the funds; and (iii) management fees for long-dated funds based on committed capital or invested capital rather than marked-to-market NAV, providing for revenue stability throughout the life of the funds.

Separately managed accounts

The Company also has separately managed accounts (“SMAs”) where we agree to provide investment management services to individual institutional investors to fulfill their specific long-term investment objectives, investing directly in private real estate and real assets. SMAs are subject to contractual management agreements, with management fees earned based on NAV and/or as a transaction fee in connection with the acquisition or disposition of assets.

Focus on recurring service lines

Over the last ten years, Colliers has focused on growing its high-value recurring revenue streams – Outsourcing, Engineering and Investment Management. These services represent medium to long-term duration revenue streams that are contractual or repeatable in nature. Recurring services are not only more resilient, given the nature of the underlying contracts, but also provide visibility for operational planning and for identifying growth areas. As of December 31, 2025, we generated more than 70% of our earnings from recurring revenue sources (see “Reconciliation of non-GAAP financial measures”).

Our growth strategy

Our long-standing growth strategy, which we refer to as “The Colliers Way” is the foundation of our success. The key principles of The Colliers Way are described below:

●	Enterprising culture, achieved through
o	Partnership philosophy (see “Non-controlling interests”)
o	Decentralized operating model
o	Owner’s mindset for all employees
o	Disciplined capital allocation
●	Internal growth, achieved through
o	Operating in massive end markets for our services
o	Growing faster than market
o	Continuous investment in top talent
o	Performance-based compensation programs throughout the Company
●	Acquisitions
o	Participating in massive, fragmented end markets conducive to consolidation
o	Seeking out synergies and adjacencies with existing businesses
o	Disciplined integration process, with a 15% unlevered IRR hurdle and a focus on attracting enterprising management teams that will perpetuate our culture

Sustainability strategy

In 2021, the Company announced its ‘Elevate the Built Environment’ strategic framework designed to embed sustainability best practices across the organization. In addition, Colliers committed to setting a science-based target through the Science-Based Targets initiative’s (SBTi) Business Ambition for 1.5°C program as well as achieving Carbon Neutrality for the Company’s own operations by 2030. The Company refreshed its sustainability framework strategy, ‘Built to Last’, in conjunction with an updated materiality study in 2025. The key components of the strategy are detailed below:

Governance structures and working groups have been established to execute on each of these objectives. The Company publishes an annual Global Impact Report outlining its commitments, performance, and progress. This report is released in June each year and can be found on the Company’s website.

Geographic locations

We deliver services from 493 offices in 33 countries (not including non-owned licensee/affiliates). Operationally, we have organized our business and report our results through three segments. For the year ended December 31, 2025:

1.	Commercial Real Estate represented 59% of our global revenues, with operations in 33 countries; Americas, EMEA and APAC are 67%, 18% and 15% of total Commercial Real Estate revenues, respectively

2.	Engineering represented 31% of our global revenues, with operations in 26 countries; Americas, EMEA and APAC are 72%, 18% and 10% of total Engineering revenues, respectively

3.	Investment Management represented 10% of our revenues, with operations in four countries. Americas and EMEA are 71% and 29% of total Investment Management revenues, respectively

Below is a map reflecting the geographic location of our company-owned and affiliate offices:

Operating segments

Revenues by operating segment	Year ended December 31
(in thousands of US$)	2025	2024	2023
Commercial Real Estate Engineering Investment Management Corporate Total	$ 3,290,578 1,734,940 532,274 670 $ 5,558,462	$ 3,071,610 1,237,384 512,593 437 $ 4,822,024	$ 2,856,738 990,477 487,457 469 $ 4,335,141

Adjusted EBITDA[1] by operating segment	Year ended December 31
(in thousands of US$ and as a % of revenues)	2025		2024		2023
Commercial Real Estate Engineering Investment Management Corporate Total	$ 366,937 164,681 214,825 (13,978) $ 732,465	11.2% 9.5% 40.4% N/A 13.2%	$ 333,400 109,929 213,675 (12,759) $ 644,245	10.9% 8.9% 41.7% N/A 13.4%	$ 291,710 96,803 213,925 (7,445) $ 594,993	10.2% 9.8% 43.9% N/A 13.7%

Seasonality

The Company historically generates peak revenues and earnings in the month of December followed by a low in January and February as a result of the seasonal timing of closings on Capital Markets transactions. Revenues and earnings during the balance of the year are relatively even. The Capital Markets operations comprised 16% of our 2025 annual consolidated revenues. Variations can also be caused by business acquisitions or dispositions which alter the consolidated service mix.

Trademarks

Our trademarks are important for the advertising and brand awareness of our businesses. We take precautions to defend the value of our trademarks by maintaining legal registrations and by litigating against alleged infringements, if necessary.

In certain Real Estate Services markets where we do not have company-owned operations, independent affiliates operate using the “Colliers International” and “Colliers” brands and trademarks under license from us. To ensure brand unity and service quality, all affiliates are subject to brand and performance guidelines that are monitored and enforced by Colliers. We currently have affiliates in 37 countries around the world who together generated approximately $494 million in revenue in 2025, which not included in the Company’s consolidated results. In 2025, our affiliates completed 13,000 sales and lease transactions for a total transaction value of $16 billion.

Employees

We currently have approximately 24,000 employees worldwide as follows:

Segment	Professional staff	Executive, Management & Admin	Total employees
Commercial Real Estate	10,650	2,760	13,410
Engineering	8,750	880	9,630
Investment Management	380	240	620
Total operations	19,780	3,880	23,660

Non-controlling interests

Creating strong employee engagement and alignment through our “partnership philosophy” (the ownership of equity in the business) is one of our key operating principles.

_________________________________________

1  Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a reconciliation of this and other non-GAAP financial measures, see “Reconciliation of non-GAAP financial measures” in this AIF.

In many cases, operating management teams of our majority-owned subsidiaries own minority equity stakes in the businesses they operate day-to-day. This structure was designed to maintain control at Colliers while providing significant risks and rewards of equity ownership to management at the operating businesses. In almost all cases, we have the right to “call” management’s shares, usually payable at our option with any combination of Subordinate Voting Shares or cash. We may also be obligated to acquire certain of these non-controlling interests in the event of death, disability or cessation of employment or if the shares are “put” by the holder, subject to annual limitations on these puts imposed by the relevant shareholder agreements. These arrangements provide significant flexibility to us in connection with management succession planning and shareholder liquidity matters.

Dividends and dividend policy

Dividend policy

Following the 2015 Spin-off, our Board of Directors approved a dividend policy for the Company, which was a dividend of $0.08 per Subordinate Voting Share and Multiple Voting Share per annum, payable semi-annually. On May 31, 2016, the Board of Directors increased the semi-annual dividend from $0.04 to $0.05 per Subordinate Voting Share and Multiple Voting Share ($0.10 per annum). On December 7, 2021, the Board of Directors further increased the semi-annual dividend from $0.05 to $0.15 per Subordinate Voting Share and Multiple Voting Share ($0.30 per annum). These dividends are paid in cash after the end of the second and fourth quarters. All dividend payments are subject to the discretion of our Board of Directors. For the purposes of the Income Tax Act (Canada) and any similar provincial legislation, all dividends on the Subordinate Voting Shares and Multiple Voting Shares will be eligible dividends unless indicated otherwise.

The terms of the dividend policy remain, among other things, at the discretion of our Board of Directors. Future dividends, if any, will depend on the results of Colliers’ operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other relevant factors. Under the terms of the Company’s debt agreements, the Company is not permitted to pay dividends, whether in cash or in specie, in the circumstances of an event of default thereunder occurring and continuing or an event of default occurring as a consequence thereof. See “Material contracts” below.

Dividend history

The aggregate cash dividends declared per Subordinate Voting Share and Multiple Voting Share in respect of each of the years ended December 31, 2025, 2024 and 2023 were $0.30 per year.

Capital structure

Share capital

The authorized capital of the Company consists of an unlimited number of preference shares (the “Preference Shares”), issuable in series, an unlimited number of Subordinate Voting Shares and an unlimited number of Multiple Voting Shares.

Colliers may purchase its Subordinate Voting Shares, from time to time, if it believes that the market price of its Subordinate Voting Shares is attractive and that the purchase would be an appropriate use of corporate funds and in the best interests of the Company. The Company did not repurchase any shares in 2025. As of February 20, 2026, there were 49,778,127 Subordinate Voting Shares and 1,325,694 Multiple Voting Shares issued and outstanding.

Subordinate Voting Shares and Multiple Voting Shares

The Subordinate Voting Shares and Multiple Voting Shares rank junior to the Preference Shares or series thereof ranking in priority with respect to the payment of dividends, return of capital and distribution of assets in the event of liquidation, dissolution or any distribution of the assets of Colliers for the purpose of winding-up its affairs. The holders of outstanding Subordinate Voting Shares and Multiple Voting Shares are entitled to receive dividends and other distributions on a share-for-share basis (or, in the discretion of the directors, in a greater amount per Subordinate Voting Share than per Multiple Voting Share) out of the assets legally available therefor at such times and in such amounts as our Board of Directors may determine, but without preference or distinction between the Multiple Voting Shares and the Subordinate Voting Shares. The Subordinate Voting Shares carry one vote per share and the Multiple Voting Shares carry 20 votes per share. The holders of Subordinate Voting Shares and the holders of Multiple Voting Shares are entitled to receive notice of any meeting of shareholders and to attend and vote thereat as a single class on all matters to be voted on by the shareholders, except at meetings where the holders of shares of one class or of a particular series of shares are entitled to vote separately.

The rights, privileges, conditions and restrictions attaching to the Subordinate Voting Shares and the Multiple Voting Shares may be respectively modified if the amendment is authorized by at least two-thirds of the votes cast at a meeting of the holders of Subordinate Voting Shares and the holders of Multiple Voting Shares duly held for that purpose. However, if the holders of Subordinate Voting Shares, as a class, or the holders of Multiple Voting Shares, as a class, are to be affected in a manner different from the other classes of shares, such amendment must, in addition, be authorized by at least two-thirds of the votes cast at a meeting of the holders of the class of shares which is affected differently.

Each outstanding Multiple Voting Share is convertible at any time, at the option of the holder and without further consideration, into one Subordinate Voting Share. The Subordinate Voting Shares are not convertible into any other class of shares, except in certain circumstances relating to a take-over bid, as described in the section entitled “Certain Rights of Holders of Subordinate Voting Shares” contained in the most recent Management Information Circular filed on Colliers’ SEDAR+ profile at www.sedarplus.ca. No subdivision, consolidation, reclassification or other change of the Multiple Voting Shares or the Subordinate Voting Shares may be made without, concurrently, having the Multiple Voting Shares or Subordinate Voting Shares, as the case may be, subdivided, consolidated, reclassified or other change made under the same conditions. The Subordinate Voting Shares and Multiple Voting Shares are not redeemable nor retractable but are able to be purchased for cancelation by Colliers in the open market, by private contract or otherwise. Upon the liquidation, dissolution or any distribution of the assets of Colliers for the purpose of winding-up its affairs, the holders of Subordinate Voting Shares and Multiple Voting Shares are entitled to participate equally, on a share-for-share basis, in the remaining property and assets of Colliers available for distribution to such holders.

In accordance with the terms and conditions of a trust agreement entered into by Mr. Hennick and Henset Capital Inc. (the “Multiple Voting Shareholder”) on April 16, 2021 (the “New Trust Agreement”) (see “Material Contracts” below), the Multiple Voting Shares will convert into Subordinate Voting Shares on a one-for-one basis and for no additional consideration or premium upon the earliest to occur of: (a) the date that the sum of the number of Multiple Voting Shares and Subordinate Voting Shares held by Mr. Hennick and the Multiple Voting Shareholder, together with their associates and affiliates, is less than 4,000,000 (subject to adjustment and including ownership of securities convertible into Subordinate Voting Shares); (b) 24 months after the termination of the New MSA (as defined below) as a result of Mr. Hennick’s death, disability, voluntary resignation or the occurrence of certain other specific events set out in the New MSA; and (c) September 1, 2028. Additionally, the New Trust Agreement provides that Mr. Hennick and the Multiple Voting Shareholder will not sell any Multiple Voting Shares at a price greater than the market price of the Subordinate Voting Shares on the date of the agreement to sell such shares unless through the facilities of the NASDAQ or TSX, pursuant to a take-over bid, or similar transaction, where there is a concurrent offer made to, or acquisition from, the holders of all of the Subordinate Voting Shares on terms that are at least as favorable to the holders of Subordinate Voting Shares as those made to Mr. Hennick or the Multiple Voting Shareholder, pursuant to an issuer bid or pursuant to the granting of a permitted security interest.

Preference Shares

The Preference Shares are issuable, from time to time, in one or more series, as determined by our Board of Directors. Our Board of Directors will determine, before the issue of any series of Preference Shares, the designation, preferences, rights, restrictions, conditions, limitations, priorities as to payment of dividends and/or distribution on liquidation, dissolution or winding-up, or prohibitions attaching to such series. The Preference Shares, if issued, will rank prior to the Subordinate Voting Shares and Multiple Voting Shares with respect to the payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of Colliers or any other distribution of assets of Colliers among its shareholders for the purpose of winding-up its affairs, and may also be given such other preferences over the Subordinate Voting Shares and Multiple Voting Shares as may be determined with respect to the respective series authorized and issued. Except as required by law, the Preference Shares will not carry voting rights.

Certain rights of holders of Subordinate Voting Shares

A summary of the rights attaching to the Subordinate Voting Shares in the event that a take-over bid is made for Multiple Voting Shares is set out in the section entitled “Certain Rights of Holders of Subordinate Voting Shares” contained in our most recent Management Information Circular, which is incorporated by reference herein and is available on SEDAR+ at www.sedarplus.ca. Reference should be made to our articles for the full text of these provisions.

Option Plan

Colliers has a stock option plan (the “Option Plan”) pursuant to which options to acquire Subordinate Voting Shares may be granted to directors, officers and full-time employees of Colliers or its subsidiaries (other than Mr. Hennick). A summary of the terms of the Option Plan is set out in the section entitled “Executive Compensation – Incentive Award Plans of Colliers – Stock Option Plan” contained in the 2026 Circular, which shall be incorporated by reference herein and will be available on SEDAR+ at www.sedarplus.ca. The maximum number of Subordinate Voting Shares subject to grants of options under the Option Plan is limited to 12,100,000, which reflects the cumulative number of options approved by shareholders since the Option Plan’s inception in 2004. Options exercisable for 3,430,780 Subordinate Voting Shares have been granted and are outstanding as at the date hereof; and options which were exercisable for 6,830,395 Subordinate Voting Shares have been exercised or expired as at the date hereof, leaving options yet to be granted which would be exercisable for 1,838,825 Subordinate Voting Shares.

Market for securities

The outstanding Subordinate Voting Shares are listed for trading on the TSX and NASDAQ under the symbol “CIGI”. The Multiple Voting Shares are not listed and do not trade on any public market or quotation system.

The following table sets forth the reported high and low trading prices and the aggregate volume of trading of the Subordinate Voting Shares on NASDAQ (in United States dollars) and on the TSX (in Canadian dollars) for each month in 2025.

Escrowed securities and securities subject to contractual restriction on transfer

To the knowledge of Colliers, as of the date hereof, no securities of any class of securities of Colliers are held in escrow or subject to contractual restrictions on transfer or are anticipated to be held in escrow or subject to contractual restrictions on transfer.

Transfer agents and registrars

The transfer agent and registrar for the Subordinate Voting Shares is TSX Trust Company, 100 Adelaide Street West, Suite 301, Toronto, Ontario, M5H 4H1. The transfer agent and registrar for the Multiple Voting Shares is the Company at 1140 Bay Street, Suite 4000, Toronto, Ontario, M5S 2B4.

Directors and executive officers

Directors

Our Board of Directors is currently comprised of ten members. The following information is provided with respect to the directors of the Company as at February 20, 2026:

Name and municipality of residence	Age	Present position and tenure	Principal occupation during last five years
Jay S. Hennick Ontario, Canada	69	Chief Executive Officer & Director since May 30, 1988; Chairman since June 2015.

 Mr. Hennick is the Co-Founder, Global Chairman & CEO, and controlling shareholder of Colliers. He is also the Founder, Chairman, and largest individual shareholder of FirstService Corporation, where he served as CEO from 1988 to 2015. Additionally, Mr. Hennick is the Co-Founder and Chairman of The Hennick Group, a private family investment firm. Mr. Hennick has received numerous accolades for his leadership and contributions. He has been named Canada's Entrepreneur of the Year and was recognized as Canada's CEO of the Year by Canadian Business Magazine. He has also been honored with two Honorary Doctorates: one in Laws from York University in 2011, and another from the University of Ottawa in 2014. Mr. Hennick was appointed as a Member of the Order of Canada in 2019 and received the International Horatio Alger Award the same year. In 2024, he was inducted into the Canadian Business Hall of Fame. In philanthropy, Mr. Hennick served as Chairman of the Board of Directors of the Sinai Health System and Mount Sinai Hospital in Toronto from 2013-2016. Through the Hennick Family Foundation, Mr. Hennick and Ms. Barbara Hennick have made significant contributions in the areas of healthcare, education, and the arts.

Name and municipality of residence	Age	Present position and tenure	Principal occupation during last five years
John (Jack) P. Curtin, Jr.[1] Ontario, Canada	75	Lead Director since May 16, 2023; Director since February 10, 2015

 Mr. Curtin is an Advisory Director in the Investment Banking Division of Goldman, Sachs & Co. in Toronto and New York. From July 2010 to December 2014, Mr. Curtin served as Chairman and Chief Executive of Goldman Sachs Canada Inc. From 2003 to July 2010, Mr. Curtin was Chairman of Goldman Sachs Canada Inc. From 1999 to 2003, Mr. Curtin was an Advisory Director of Goldman, Sachs & Co. in New York. From 1995 to 1999, Mr. Curtin was Chief Executive of Goldman Sachs Canada Inc. in Toronto. Prior to this assignment, Mr. Curtin was co-head of Global Money Markets and Chairman of Goldman Sachs Money Markets LP. Mr. Curtin moved to Money Markets in 1987 after serving as head of Fixed Income Syndicate/New Issues. Mr. Curtin joined the firm in 1976 in the Corporate Finance Department and was named partner in 1988 and managing director in 1996. Mr. Curtin was previously a member of the Board of Directors the Art Gallery of Ontario Foundation and is a member of the Board of Directors of the Royal Conservatory of Music. He previously served as a Director of the Canada/United States Fulbright Foundation. Mr. Curtin is a former governor of the Toronto Stock Exchange, a former director of Brookfield Asset Management, Cadillac Fairview Corporation, Maxxcom Corporation and the Investment Dealers Association of Canada. Mr. Curtin served as a trustee of Lakefield College School as well as Royal St. George’s College. Mr. Curtin received an MBA from Harvard in 1976 and his BA from Williams College in 1972.

Name and municipality of residence	Age	Present position and tenure	Principal occupation during last five years
P. Jane Gavan[2] Ontario, Canada	66	Director since April 8, 2020

 Ms. Gavan is a seasoned executive with over thirty years of progressive experience in the real estate industry. Until her retirement, she held several leadership positions within the Dream group of companies, which operate in the real estate and asset management verticals in Canada, the U.S. and Europe. At various times in the last several years, she has held the position of President, Asset Management, Dream Unlimited as well as CEO of three TSX-listed real estate investment trusts: Dream Global REIT; Dream Office REIT; and Dream Residential REIT. Prior to joining Dream, Ms. Gavan served as legal counsel for numerous companies, including Oxford Properties Corp. and Denison Mines Corp. and began her career in private law practice with Blake, Cassels & Graydon LLP, specializing in real estate and corporate finance. Ms. Gavan holds an Honours Bachelor of Commerce degree from Carleton University and a Bachelor of Laws degree from Osgoode Hall, York University. Ms. Gavan has served on the board of directors of the Women’s College Hospital Foundation and is on the Patron’s Council for Community Living Toronto. Ms. Gavan currently sits on the boards of Dream Unlimited, Dream Office REIT and PrairieSky Royalty Ltd.

Name and municipality of residence	Age	Present position and tenure	Principal occupation during last five years
Stephen J. Harper[3] Alberta, Canada	66	Director since September 15, 2016

  Mr. Harper was elected the twenty-second Prime Minister of Canada in 2006 and served in that role until 2015, making him the longest serving Conservative Prime Minister since Sir John A. Macdonald, Canada's first Prime Minister. Mr. Harper is Chairman of Harper & Associates Consulting, which acts as a strategic consultant to clients around the world, providing advice on matters relating to market access, the management of global geopolitical and economic risk, and the maximization of value in global markets. Mr. Harper is a founding partner and Chairman of Vision One Management, a fundamental value-oriented equity fund that applies a private equity investment approach to public markets. Mr. Harper serves as Chair of the Alberta Investment Management Corporation (AIMCo), the province’s pension and sovereign wealth manager. Mr. Harper is a Director of Alimentation Couche-Tard. Mr. Harper also serves as the Chair of the International Democracy Union, the global alliance of centre-right political parties. Mr. Harper has bachelor’s and master’s degree in economics from the University of Calgary, an honorary Doctor of Philosophy from Tel Aviv University, and an honorary degree from the Jerusalem College of Technology. In recognition of his government service, Mr. Harper has been awarded the Ukrainian Order of Liberty, the Woodrow Wilson Award for Public Service, the B'nai B'rith International Presidential Gold Medallion for Humanitarianism and was named as the World Statesman of the Year in 2012 by the Appeal of Conscience Foundation. He is a Companion of the Order of Canada and a member of the Alberta Order of Excellence.

Name and municipality of residence	Age	Present position and tenure	Principal occupation during last five years
Katherine M. Lee[2] Ontario, Canada	62	Director since June 17, 2015

 Ms. Lee is a seasoned executive in financial services and served as President & CEO of GE Capital Canada, a leading global provider of financial and fleet management solutions to mid-market companies operating in a broad range of economic sectors. Prior to this role, Ms. Lee served as CEO of GE Capital Real Estate in Canada from 2002 to 2010 building it to a full debt and equity operating company. Ms. Lee joined GE in 1994 where she held a number of positions including Director, Mergers & Acquisitions for GE Capital’s Pension Fund Advisory Services based in San Francisco, and Managing Director of GE Capital Real Estate Korea based in Seoul and Tokyo. Ms. Lee earned a Bachelor of Commerce from the University of Toronto. She is a Chartered Professional Accountant and Chartered Accountant. She is active in the community championing young students, women’s networks and Asian-Pacific Forums. Ms. Lee is also a member of the Board of Directors of BCE Inc. and PSP Investments.

Poonam Puri[3] Ontario, Canada	53	Director since February 9, 2022

  Ms. Puri is a tenured professor of law and research chair in corporate governance at Osgoode Hall Law School in Toronto, Ontario, and a corporate lawyer and affiliated scholar at Davies, Ward, Phillips & Vineberg, LLP, a leading Canadian law firm. Ms. Puri has expertise in governance, strategy, risk, and public policy, and extensive experience as a director of organizations in the engineering, transportation, infrastructure, mining and healthcare sectors. Ms. Puri presently serves on the board of directors or trustees of Propel Holdings and DRI Healthcare Trust. Ms. Puri is also past chair of the board of directors of Holland Bloorview Kids Rehabilitation Hospital in Toronto and currently serves on the board of directors of the hospital’s foundation as well as the Jays Care Foundation. She is also a past director of CAPREIT, Canada Infrastructure Bank and Greater Toronto Airports Authority and has previously served as a commissioner of the Ontario Securities Commission. Ms. Puri is a recipient of the Order of Ontario, the Institute of Corporate Directors Fellowship Award, the Ontario Law Society Medal, Canada’s Top 40 under 40 Award, and the Royal Society of Canada’s Yvan Allaire Medal for excellence in governance. Ms. Puri is a graduate of the University of Toronto Faculty of Law and Harvard Law School.

Name and municipality of residence	Age	Present position and tenure	Principal occupation during last five years
Benjamin F. Stein[2] New York, USA	40	Director since September 14, 2017

Mr. Stein is a co-founder of The Spruce House Partnership, a New York-based investment partnership. Spruce House was founded in 2005 and has investments in public companies globally and seeks to invest alongside management teams that are focused on growing the value of their companies over the long term. Mr. Stein received his Bachelor of Arts in International Relations from the University of Pennsylvania in 2008. Mr. Stein also serves on the board of The Africa Center, a New York-based institution focused on African business, culture and policy.

John Sullivan[1] Ontario, Canada	65	Director since December 3, 2024

 Mr. Sullivan is the former President and CEO of The Cadillac Fairview Corporation Limited and has more than 30 years of real estate experience in acquisitions, dispositions, asset management and development. Prior to becoming CEO, Mr. Sullivan held the position of Executive Vice President, Development at Cadillac Fairview. Before joining Cadillac Fairview, Mr. Sullivan held senior positions with a number of high-profile companies including Marathon Realty Company Limited and Brookfield Properties Corporation.

Mr. Sullivan holds a Bachelor of Civil Engineering degree from Concordia University, a Master of Business Administration degree from McGill University and has completed the Advanced Management Program at Harvard Business School. He is a former director of MAF Properties, The Macerich Company, DREAM Global REIT and Multiplan Empreendimentos Imobiliaros SA.. He currently sits on the boards of Forum Asset Management and the Hospital for Sick Children.

Name and municipality of residence	Age	Present position and tenure	Principal occupation during last five years
L. Frederick Sutherland[1] Pennsylvania, USA	74	Director since June 1, 2015

 Mr. Sutherland was the Executive Vice President and Chief Financial Officer of Aramark Corporation, Philadelphia, PA, a leading global provider of food services, facilities management and uniform and career apparel, from 1997 to 2015. Prior to joining Aramark in 1980, Mr. Sutherland was Vice President, Corporate Banking, at Chase Manhattan Bank, New York, NY. Mr. Sutherland is a director of Consolidated Edison, Inc. and a former director of Sterling Check Corp. Mr. Sutherland is a trustee, executive committee member and audit committee chair of Duke University, and a trustee and financial committee chair of the National Constitution Center. Mr. Sutherland is also a former director and Chair of the Board of WHYY, Philadelphia’s public broadcast affiliate, a former trustee and chair of Episcopal Community Services, a Philadelphia-based anti-poverty agency and a former trustee and chair of People’s Light, a professional non-profit theater. Mr. Sutherland holds an MBA Degree in Finance from the Katz School of the University of Pittsburgh and a Bachelors in Physics and Mathematics from Duke University.

Edward Waitzer[3] Ontario, Canada	72	Director since May 16, 2023

Mr. Waitzer was a long-time partner of Stikeman Elliott LLP until his retirement in 2021, including serving as Chair of the firm from 1999 to 2006. Mr. Waitzer was also a professor and the Jarislowsky Dimma Mooney Chair in Corporate Governance at Osgoode Hall Law School and the Schulich School of Business at York University. Mr. Waitzer has considerable regulatory and governance experience, including serving as the Chairman of the Ontario Securities Commission from 1993 to 1996.

Notes:

1.	Member of Audit & Risk Committee
2.	Member of Executive Compensation Committee
3.	Member of Nominating and Corporate Governance Committee

Each director remains in office until the following annual shareholders’ meeting of the Company or until the election or appointment of their successor, unless they resign, their office becomes vacant or they become disqualified to act as a director. All directors stand for election or re-election annually.

Further background information regarding the directors of the Company will be set out in the 2026 Circular, the relevant sections of which are incorporated by reference herein and which will be available on SEDAR+ at www.sedarplus.ca.

Executive officers

The following information is provided with respect to the executive officers of the Company as at February 20, 2026:

Name and municipality of residence	Age	Present position and tenure	Principal occupation during last five years
Jay S. Hennick Ontario, Canada	69	Chairman since June 1, 2015 and Chief Executive Officer since 1988	See description above under “Directors”.
Christopher R. McLernon Ontario, Canada	60	Chief Executive Officer, Real Estate Services since 2022

Mr. McLernon is the Chief Executive Officer, Commercial Real Estate | Global. He oversees Colliers’ Capital Markets, Leasing and Outsourcing & Advisory businesses globally, with emphasis on accelerating growth, enhancing global collaboration, and strengthening our unique culture and way of doing business.

Previously the Chief Executive Officer for Europe, Middle East and Africa (EMEA), Mr. McLernon provided strategic direction for the region, ensuring a seamless service experience for clients across our complete range of services, and grew its revenues 20-fold. He oversaw more than 30 acquisitions including Colliers UK, Colliers Germany, Colliers Italy, Antirion, IREA, Sadoline & Albæk, Ovenia and The AOS Group from France. Earlier, he built and led Colliers’ Latin America business and was one of the top producers in Canada when he joined Colliers in 1987 as an office leasing advisor in Toronto.

Christian Mayer Ontario, Canada	53	Chief Financial Officer since 2020

Mr. Mayer served as Senior Vice President Finance & Treasurer of Colliers from 2015 to January 2020. Prior to the Spin-off, Mr. Mayer served as Vice President, Finance for Old FSV. Mr. Mayer joined Old FSV in 1999. Mr. Mayer is a Chartered Professional Accountant and began his career with the accounting firms Grant Thornton and PwC, both in Toronto.

Name and municipality of residence	Age	Present position and tenure	Principal occupation during last five years
Elias Mulamoottil Ontario, Canada	56	Chief Investment Officer since 2021

Prior to the Spin-off, Mr. Mulamoottil served as Senior Vice President Strategy & Corporate Development for Old FSV since March 2011. Mr. Mulamoottil joined Old FSV in June 2007 as Vice President Strategy & Corporate Development. Prior to joining Old FSV, Mr. Mulamoottil was a partner at a Toronto based financial advisory and asset management firm, where he was responsible for the sourcing and executing of merger, acquisition, divestiture and financing transactions. Previously, Mr. Mulamoottil worked with one of Europe’s leading private equity firms, Terra Firma Capital Partners, in London, England executing and managing private equity investments. Mr. Mulamoottil is a Chartered Professional Accountant and began his career at the accounting firm Deloitte. Prior to being appointed as Co-Chief Investment Officer, Mr. Mulamoottil served as the Head, Strategic Investments of the Company.

Rebecca Finley Ontario, Canada	50	Chief Brand and People Officer, since 2020

Ms. Finley is the Chief Brand & People Officer. In this role, Ms. Finley has responsibility for leading and providing global oversight for the Colliers marketing, brand, communication, and people strategies. She joined Colliers in 2018 as Senior Vice President, Brand & People. Ms. Finley has extensive leadership experience in branding, culture and business operations. Prior to Colliers, Ms. Finley served as Business Lead and Head of Technology, Telecommunications & Media at Facebook, led the Office of the CEO at Maple Leaf Foods, was a Management Consultant with the Boston Consulting Group, and worked as an Investment Banker with TD Securities.  Ms. Finley holds an ICD.D from the Institute of Corporate Directors, an MBA from the Rotman School of Management and a Bachelor of Mathematics and Education from Queen’s University.

Robert D. Hemming British Columbia, Canada	58	Senior Vice President and Chief Accounting Officer since 2008

Prior to the Spin-off, Mr. Hemming served as Chief Financial Officer-Global for Colliers where he was responsible for Collier’s financial accounting, reporting, analysis and compliance functions. Prior to joining Colliers in August 2006, Mr. Hemming was the Corporate Controller–Western Canada for Bell Canada. Mr. Hemming is a Chartered Professional Accountant and a Certified General Accountant and outside of real estate, has spent his career working in the mining, forestry and telecom industries.

Name and municipality of residence	Age	Present position and tenure	Principal occupation during last five years
Matthew Hawkins Ontario, Canada	43	Senior Vice President, Legal and Corporate Secretary since 2016

Mr. Hawkins joined Colliers in 2016. Prior to joining, Mr. Hawkins previously worked as the Vice President of Legal Affairs at a TSX-listed pharmaceuticals company, and previously worked in the corporate and securities group of a leading Canadian law firm.

Ownership

As of February 20, 2026, the directors and executive officers of the Company, as a group, owned, or controlled or directed, directly or indirectly, 5,920,538 Subordinate Voting Shares and 1,325,694 Multiple Voting Shares, which represent 11.9% of the total Subordinate Voting Shares and 100.0% of the total Multiple Voting Shares, in each case, outstanding on such date. The directors and executive officers, as a group, controlled 42.5% of the total voting rights as of such date when all Multiple Voting Shares and Subordinate Voting Shares are considered. Mr. Hennick controls all of the Multiple Voting Shares.

Legal proceedings and regulatory actions

There are no legal proceedings to which Colliers is a party to, or in respect of which, any of the property of Colliers is the subject of, which is or was material to Colliers during 2025, and Colliers is not aware of any such legal proceedings that are contemplated. In the normal course of operations, Colliers is subject to routine immaterial claims and litigation incidental to its business. Litigation currently pending or threatened against Colliers includes disputes with former employees and commercial liability claims related to services provided by Colliers. Colliers believes resolution of such proceedings, combined with amounts set aside, will not have a material impact on the Company’s financial condition or the results of operations.

During 2025, there have not been any penalties or sanctions imposed against Colliers by a court relating to provincial and territorial securities legislation or by a securities regulatory authority, nor have there been any other penalties or sanctions imposed by a court or regulatory body against Colliers, and Colliers has not entered into any settlement agreements before a court relating to provincial and territorial securities legislation or with a securities regulatory authority.

Properties

As at December 31, 2025, the Company leased 4,065,000 square feet of office space across the world, which included:

1.	2,906,000 square feet in Americas
2.	485,000 square feet in EMEA
3.	453,000 square feet in APAC
4.	221,000 square feet in Investment Management

In addition, the Company owns 20,000 square feet of office space for its corporate headquarters.

Reconciliation of non-GAAP financial measures

In this AIF, we make reference to certain financial measures that are not calculated in accordance with GAAP.

Adjusted EBITDA is defined as net earnings, adjusted to exclude: (i) income tax; (ii) other income; (iii) interest expense; (iv) loss on disposal of operations; (v) depreciation and amortization, including amortization of mortgage servicing rights (“MSRs”); (vi) gains attributable to MSRs; (vii) acquisition-related items (including contingent acquisition consideration fair value adjustments, contingent acquisition consideration-related compensation expense and transaction costs); (viii) restructuring costs and (ix) stock-based compensation expense, including related to the CEO’s performance-based long-term incentive plan (“LTIP”). We use Adjusted EBITDA to evaluate our own operating performance and our ability to service debt, as well as an integral part of our planning and reporting systems. Additionally, we use this measure in conjunction with discounted cash flow models to determine the Company’s overall enterprise valuation and to evaluate acquisition targets. We present Adjusted EBITDA as a supplemental measure because we believe such measure is useful to investors as a reasonable indicator of operating performance because of the low capital intensity of the Company’s service operations. We believe this measure is a financial metric used by many investors to compare companies, especially in the services industry. This measure is not a recognized measure of financial performance of the consolidated Company under GAAP in the United States, and should not be considered as a substitute for operating earnings, net earnings or cash flow from operating activities, as determined in accordance with GAAP. Our method of calculating Adjusted EBITDA may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. A reconciliation of net earnings to Adjusted EBITDA appears below

	Year ended
(in thousands of US$)	December 31
	2025	2024

Net earnings	$224,553	$236,936
Income tax	80,154	74,177
Other income, including equity earnings from non-consolidated investments	(16,122)	(7,680)
Interest expense, net	82,373	85,779
Operating earnings	370,958	389,212
Loss on disposal of operations	696	-
Depreciation and amortization	256,015	221,602
Gains attributable to MSRs	(31,237)	(15,363)
Equity earnings from non-consolidated investments	12,461	7,270
Acquisition-related items	29,872	(27,802)
Restructuring costs	38,079	23,285
Stock-based compensation expense	55,621	46,041
Adjusted EBITDA	$732,465	$644,245

Adjusted EPS is defined as diluted net earnings per share adjusted for the effect, after income tax, of: (i) the non-controlling interest redemption increment; (ii) loss on disposal of operations; (iii) amortization expense related to intangible assets recognized in connection with acquisitions and MSRs; (iv) gains attributable to MSRs; (v) acquisition-related items; (vi) restructuring costs and (vii) stock-based compensation expense, including related to the CEO’s LTIP. We believe this measure is useful to investors because it provides a supplemental way to understand the underlying operating performance of the Company and enhances the comparability of operating results from period to period. Adjusted EPS is not a recognized measure of financial performance under GAAP, and should not be considered as a substitute for diluted net earnings per share from continuing operations, as determined in accordance with GAAP. Our method of calculating this non-GAAP measure may differ from other issuers and, accordingly, this measure may not be comparable to measures used by other issuers. A reconciliation of net earnings to adjusted net earnings and of diluted net earnings per share to adjusted EPS appears below

	Year ended
(in US$)	December 31
	2025	2024

Diluted net earnings per Subordinate Voting Share and Multiple Voting Share	$2.02	$3.22
Non-controlling interest redemption increment	1.25	0.42
Loss (gain) on disposal of operations, net of tax	(0.03)	-
Amortization of intangible assets, net of tax	2.18	1.98
Gains attributable to MSRs net of tax	(0.35)	(0.17)
Acquisition-related items, net of tax	0.16	(0.75)
Restructuring costs, net of tax	0.50	0.35
Stock-based compensation expense, net of tax	0.85	0.70
Adjusted EPS	$6.58	$5.75

We believe that the presentation of adjusted EBITDA and adjusted earnings per share, which are non-GAAP financial measures, provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. We use these non-GAAP financial measures when evaluating operating performance because we believe that the inclusion or exclusion of the items described above, for which the amounts are non-cash or non-recurring in nature, provides a supplemental measure of our operating results that facilitates comparability of our operating performance from period to period, against our business model objectives, and against other companies in our industry. We have chosen to provide this information to investors so they can analyze our operating results in the same way that management does and use this information in their assessment of our core business and the valuation of the Company. Adjusted EBITDA and adjusted earnings per share are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect all of the costs or benefits associated with the operations of our business as determined in accordance with GAAP. As a result, investors should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP.

Adjusted EBITDA from recurring revenue percentage is computed on a trailing twelve-month basis and represents the proportion of Adjusted EBITDA that is derived from Engineering, Outsourcing and Investment Management service lines. All these service lines represent medium to long-term duration revenue streams that are either contractual or repeatable in nature. Adjusted EBITDA for this purpose is calculated in the same manner as for our debt agreement covenant calculation purposes, incorporating the expected full year impact of business acquisitions and dispositions.

Free cash flow is defined as net cash flow from operating activities plus contingent acquisition consideration paid, less purchases of fixed assets, plus cash collections on AR Facility deferred purchase price less distributions to non-controlling interests. We use free cash flow as a measure to evaluate and monitor operating performance as well as our ability to service debt, fund acquisitions and pay dividends to shareholders. We present free cash flow as a supplemental measure because we believe this measure is a financial metric used by many investors to compare valuation and liquidity measures across companies, especially in the services industry. This measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for operating earnings, net earnings or cash flow from operating activities, as determined in accordance with GAAP. Our method of calculating free cash flow may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. A reconciliation of net cash flow from operating activities to free cash flow appears below.

	Year ended
(in thousands of US$)	December 31
	2025	2024

Net cash provided by operating activities	$330,140	$326,009
Contingent acquisition consideration paid	7,402	3,357
Purchase of fixed assets	(78,702)	(65,085)
Cash collections on AR Facility deferred purchase price	164,257	137,581
Distributions paid to non-controlling interests	(70,771)	(71,618)
Free cash flow	$352,326	$330,244

We use the term assets under management (“AUM”) as a measure of the scale of our Investment Management operations. AUM is defined as the gross market value of operating assets and the projected gross cost of development assets of the funds, partnerships and accounts to which we provide management and advisory services, including capital that such funds, partnerships and accounts have the right to call from investors pursuant to capital commitments. Our definition of AUM may differ from those used by other issuers and as such may not be directly comparable to similar measures used by other issuers.

We use the term fee paying assets under management (“FPAUM”) to represent only the AUM on which the Company is entitled to receive management fees. We believe this measure is useful in providing additional insight into the capital base upon which the Company earns management fees. Our definition of FPAUM may differ from those used by other issuers and as such may not be directly comparable to similar measures used by other issuers.

Risk factors

Readers should carefully consider the following risks, as well as the other information contained in this AIF and our management’s discussion and analysis for the year ended December 31, 2025. If any of the following risks actually occurs, our business could be materially harmed. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those of which we are currently unaware or we currently deem immaterial, may also adversely affect our business.

Risks relating to our business

Economic conditions, especially as they relate to interest rates, credit conditions and business spending

During periods of rising interest rates, economic, fiscal or political uncertainty, market volatility, disruption to global capital or credit markets our operations may be negatively affected. Tighter credit conditions impact commercial real estate transaction volumes, which may materially reduce demand for our Capital Markets services. Continued uncertainty in the market can also impact Leasing volumes, with occupiers opting either for smaller than optimal space or shorter lease terms. Moreover, lower business spending directly impacts our Outsourcing & Advisory revenues, with some services potentially being conducted in-house. These factors could also lead to payment delays or defaults from customers, which negatively impacts our operating revenues, profitability and cash flow.

Commercial real estate property values, vacancy rates and general conditions of financial liquidity for real estate transactions

Property values have a direct impact on the commissions earned on sales transactions. Vacancy rates affect market lease rates and the duration of lease commitments, which are the basis of leasing commissions earned. Both property values and vacancy rates influence the number of sales and leasing transactions that occur, which may materially impact our revenues, financial condition, results of operations and cash flows.

Economic deterioration impacting our ability to recover goodwill and other intangible assets

Expectations of future earnings drive the recoverability of goodwill and other intangible assets, which are tested, at least, on an annual basis. A future deterioration of operating performance may necessitate non-cash impairment charges.

As a result of the changes in the current economic environment, geopolitical uncertainty, inflation and rising interest rates, management has performed asset impairment testing across our reporting units. Management has concluded that no impairment loss is required to be recognized as of December 31, 2025. The testing considered a range of scenarios, but is subject to significant estimation uncertainty given the factors noted above. If there are future adverse developments, impairment losses may be required to be recognized.

The effects of changes in foreign exchange rates in relation to the US dollar on our Euro, Canadian dollar, Australian dollar and UK pound sterling denominated revenues and expenses

We generate approximately 52% of our revenues outside the United States. Consequently, our consolidated results are impacted by fluctuations in the relative strength of the US dollar against foreign currencies, including the Euro, Canadian dollar, Australian dollar and UK pound sterling.

Any imposed tariffs can materially impact foreign exchange rates, which are closely tied to international trade flows. Moreover, political events, including elections and referenda, among other things, could also impact foreign exchange rates in relation to the US dollar. In addition, we expect to acquire additional international operations in the future. As a consequence, foreign currency exchange rate fluctuations may be material in the future.

Competition, economic conditions, and reputational risks may hamper our ability to fundraise in Investment Management

Our ability to raise capital is dependent on multiple factors, including fund performance, macroeconomic environment, and fundraising by our competitors. In certain cases, investors may decrease allocations to the asset classes we invest in, either to maintain portfolio allocations; to make a macro shift away from the asset class; or to invest in our competitors’ funds. Continued competition in the industry may also impact or ability to generate management fees and carried interest at historical levels.

Moreover, in our Investment Management operations, our reputation could be negatively impacted by various factors including poor performance; actual, potential or perceived conflicts of interest; misconduct by employees; rumors; or underperformance in our investments or strategies relative to benchmark, which may have significant impact on our fundraising initiatives.

Failure to meet threshold returns in our long-dated funds

There is no certainty that we will be able to meet contractually defined threshold returns, which are highly dependent on macroeconomic conditions and a fund’s ability to identify suitable investment opportunities. Failure to generate threshold returns could lead to lower, or the absence of, carried interest revenues, related profitability and also adversely impact our future fundraising efforts.

Seeding new funds require temporary investments which may impact liquidity

We periodically enter into arrangements to temporarily own assets on behalf of a new fund with the expectation that the assets will be subsequently transferred to the fund. However, in certain cases, we may be unable to transfer the assets to the fund and may be required to keep ownership of the assets for longer than expected. This could impact our available liquidity and potential to fund other internal or acquisition growth initiatives. A general lack of liquidity on our balance sheet could inhibit us from seeding new funds and thus limit growth in our Investment Management operations.

A decline in our ability to fundraise, or an increase in redemptions from our perpetual funds and separately managed accounts could adversely impact our Investment Management operations

The success of our Investment Management operations is dependent on our ability to fundraise. Failure to do so could severely constrain growth in our assets under management, and consequently profitability. Higher than expected redemption requests could also adversely impact management fees in our perpetual funds and separately managed accounts and may also create reputational risks which could impact subsequent fundraising efforts.

A decline in performance in our Investment Management operations

The revenue, net earnings and cash flow generated by our Investment Management operations may fluctuate, primarily due to the changes in management fees as a result of market movements from one period to another in our perpetual funds. In the event that any of the funds that we manage were to perform poorly, our revenue, net earnings and cash flow could be materially impacted. Investors and potential investors in our funds continually assess our performance, and our ability to raise capital for existing and future funds and maintaining our current fee structure will depend on our continued satisfactory performance.

Risks associated with Colliers Debt & Structured Finance operations

Our Colliers Debt & Structured Finance operations have certain key risk factors unique to the services provided, including:

●	a change in or loss of our relationship with US government agencies could significantly impact our ability to originate mortgage loans;
●

defaults by borrowers on loans originated under the Fannie Mae Delegated Underwriting and Servicing Program could materially affect our profitability as we are subject to sharing up to one-third of incurred losses;

●	a decline in origination volumes or termination of our current servicing agreements could significantly impact profitability; and
●	termination or changes to our warehouse credit facilities could lead to unfavourable replacement terms and may significantly impact our ability to originate new loans.

Rising inflation could materially impact our profitability

In our Outsourcing & Advisory and Investment Management operations, we provide contractual services to clients, typically for multi-year durations. The contracts typically include price escalation for inflation. However, should inflation rise more than anticipated, it could severely impact our ability to recover certain cost from our clients. Moreover, compensation represents our largest expense. Rising wage costs could impact not only our profitability but also our ability to recruit and retain talent.

A decline in our ability to generate cash from our businesses to fund future acquisitions and meet our debt obligations

We rely on our businesses to generate the necessary cash to service our financial obligations. As at December 31, 2025, we have $1.43 billion of debt outstanding, net of cash, of which $542.0 million that will be required to be refinanced or repaid over the next five years. To date, we have met all of our debt obligations. However, a decline in business performance may impact our ability to service outstanding debt, and/or raise capital at favourable terms.

Competition in the markets served by the Company

We operate in highly competitive markets. Changes in the source and intensity of competition in the markets served by us impact the demand for our services and may result in additional pricing pressures. The relatively low capital cost of entry to certain of our businesses has led to strong competitive markets, including regional and local owner-operated companies. Regional and local competitors operating in a limited geographic area may have lower labour, benefits and overhead costs. The principal methods of competition in our businesses include name recognition, quality and speed of service, pricing, customer satisfaction and reputation. No assurance can be given that we will be able to compete successfully against current or future competitors and that the competitive pressures that we face will not result in reduced market share or negatively impact our financial performance.

A decline in our ability to attract, recruit and retain talent

Our ability to attract and recruit talent is an important determinant of revenue growth. While the Company makes significant efforts in attracting, recruiting and mobilizing talent, it is possible that we are unable to hire sufficiently skilled investment professionals, engineers, property managers, and real estate sales/leasing advisors, which can impact our ability to sustain or increase our internal revenue growth.

Labour shortages or increases in wage and benefit costs

As a services company, our primary asset is the human capital that comprises our workforce to generate revenues. A shortage, or increase in wage and benefit costs, of this human capital could reduce our revenues and profitability.

Reliance on subcontractors

For certain of our services, we rely on external subcontractors for timely delivery and execution. Failure to manage subcontractor performance may result in higher costs and potential loss of clients.

The effects of changes in interest rates on our cost of borrowing

The Company uses its Revolving Credit Facility and Accounts Receivable Facility, which are at variable interest rates (except for borrowings swapped to fixed), as primary sources of funding for its operations, acquisitions and other general proceeds. As a result, changes in base rates, such as SOFR, affect our interest expense as these base rates fluctuate.

A decline in our performance impacting our continued compliance with the financial covenants under our debt agreements, or our ability to negotiate a waiver of certain covenants with our lenders

A decline in our earnings performance may cause our financial leverage to increase, which results in a higher applicable margin on our Revolving Credit Facility, thereby increasing our interest costs. A decline in earnings performance may also cause us to be non-compliant with certain financial covenants, leading to a potential default on our debt obligations.

Unexpected increases in operating costs, such as insurance, workers’ compensation, and health care

As a services company, the costs of providing services to our customers can fluctuate. Certain operating costs, such as insurance, workers’ compensation and health care are based on market rates which we cannot control and, absent an offsetting price increase in our services, have a direct impact on our operating margins.

Changes in the frequency or severity of insurance incidents relative to our historical experience

Adverse changes in claims experience could increase our insurance costs and/or increase the risk of being unable to renew insurance coverage at our operations. In each of our operating segments, we effectively self-insure certain risks, with a layer of third-party insurance for catastrophic claims. An increase in the frequency or severity of claims in these areas could materially affect our financial position and results of operations. There can be no assurance that we will be able to obtain insurance coverage on favourable economic terms in the future.

A decline in the availability of suitable acquisition targets

Although the diversified professional services market remains highly fragmented, ongoing consolidation activity may limit our ability to find suitable acquisition targets. It is possible that irrational buyer behavior in the market could drive valuations higher than before, which can significantly impact our ability to close transactions on mutually favorable terms.

A decline in our ability to successfully integrate acquired operations

Failure to successfully integrate acquisitions into our existing operations can be disruptive to our business and may have a material adverse impact on our operating results. Challenges in integrating operations and information technology systems acquired from other companies may also limit our ability to achieve anticipated synergies. We may experience difficulties in the assimilation of different cultures and practices, integration of systems, including accounting systems, as well as in maintaining controls, including internal control over financial reporting required by applicable securities laws and related procedures and policies. It is possible that the integration process could result in a loss of key management personnel and clients, which can severely impact profitability. In addition, we may also expose ourselves to unforeseen liabilities which may have not been identified during the due diligence process.

Changes in laws, regulations and government policies at the federal, state/provincial or local level that may adversely impact our businesses

As a multinational company, changes in laws and regulation at the different jurisdictional levels can have a direct effect on our operations. It is difficult to predict the future impact of a change in legislative and regulatory requirements affecting our businesses. The laws and regulations applicable to our businesses will likely change in the future and affect our operations and financial performance. In addition, if we were to fail to comply with any applicable law or regulation, we could be subject to substantial fines or damages, be involved in litigation, suffer losses to our reputation and suffer the loss of licenses or penalties that may affect how our business is operated, which, in turn, would have a material adverse effect on our business, financial condition and results of operations.

Risks arising from any regulatory review and litigation

The commencement of any formal regulatory reviews or investigations could result in the diversion of significant management attention and resources and, if securities or other regulators determine that a violation of securities or other laws may have occurred, or has occurred, the Company or its officers and directors may receive notices regarding potential enforcement action or prosecution and could be subject to civil or criminal penalties or other remedies. For example, the Company or its officers could be required to pay substantial damages, fines or other penalties, the regulators could seek an injunction against the Company or seek to ban an officer or director of the Company from acting as such, any of which actions would have a material adverse effect on the Company.

Risks associated with intellectual property and other proprietary rights that are material to our business

Our ability to compete effectively depends in part on our rights to service marks, trademarks, trade names and other intellectual property rights we own or license (including “Colliers”). We have not sought to register every one of our marks in every country in which they are used. Furthermore, because of the differences in foreign trademark, patent and other intellectual property or proprietary rights laws, we may not receive the same protection in other countries as we would in Canada or the United States. If we are unable to protect our proprietary information and brand names, we could suffer a material adverse effect on our business, financial condition or results of operations. Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our products or services infringe their intellectual property rights. Any litigation or claims brought by or against us could result in substantial costs and diversion of our resources. A successful claim of trademark, patent or other intellectual property infringement against us, or any other successful challenge to the use of our intellectual property, could subject us to damages or prevent us from providing certain services under our recognized brand names, which could have a material adverse effect on our business, financial condition or results of operations.

Reputational risk

The Company operates in multiple global jurisdictions and is subject to various local laws and regulations. We train employees to comply with anti-bribery and workplace violence and harassment laws along with clear company-wide guidelines, internal controls and policies in place to prohibit any non-compliant behaviours. However, despite our best efforts, it is possible that violations may occur, either through our own employees or through our external partners/subcontractors, which may expose the Company to potential litigation and lawsuits and significantly harm our reputation. Reputational losses may also arise from any negative publicity, failure to meet client expectations and negative market perception.

Disruptions or security failures in our data governance

Our information technology systems facilitate our ability to monitor, operate and control our operations. While we have disaster recovery plans in place, any disruption in these plans or the failure of our data governance to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting, among other things, our capacity to monitor, operate and control our operations effectively. In addition, because our systems contain information about individuals and businesses, our failure to maintain the security of the data we hold, whether the result of our own error or the malfeasance or errors of others, could harm our reputation or give rise to legal liabilities relating to violations of privacy laws or otherwise, which may lead to lower revenues, increased costs and other material adverse effects on our results of operations.

Cybersecurity risks

Cybersecurity incidents, in the form of malware, computer viruses, cyber threats, malfeasance and other types of data breaches, continue to rise. With our employees relying heavily on our information systems, some managed by third parties, we make significant efforts to maintain the security of our information systems as well as to monitor for cybersecurity threats. However, there can be no assurance that we will be able to prevent all cybersecurity incidents, which could have a material adverse impact on our operations. This could be in the form of lost revenues, unauthorized access to client and employee data, damage to our reputation, significant corrective costs and as well as material legal liabilities.

Risks associated with artificial intelligence, machine learning and other emerging technology

We are increasingly utilizing artificial intelligence (AI) and machine learning technologies to enhance our service offerings, improve operational efficiency, and gain strategic insights. However, our adoption and use of AI present a number of risks to our business, operations, and financial performance.

The rapid evolution of AI technologies may intensify our exposure to cybersecurity threats, including sophisticated data breaches and cyber-attacks. The data used to train and operate our AI models could be targeted, and any failure to protect the security and privacy of our client and corporate data could result in financial liability, regulatory penalties, and reputational harm.

Our AI systems may produce inaccurate, biased, or flawed outputs, or they may be misused, which could lead to poor business decisions, financial loss, or damage to our brand and client relationships. Furthermore, the successful implementation of our AI strategy is highly dependent on our ability to attract, train, and retain a sufficient number of employees with specialized skills in AI and data science. Increased competition for this talent could adversely affect our ability to innovate and execute our business strategy.

The legal and regulatory landscape governing AI is uncertain and rapidly evolving. Changes in laws or the interpretation of existing regulations could increase our compliance costs, limit our ability to use AI, or subject us to unforeseen liabilities. If we fail to effectively navigate these risks or keep pace with our competitors' advancements in AI, our business, financial condition, and results of operations could be materially adversely affected.

Our competitors or other third parties may incorporate AI into their product and service offerings more quickly or more successfully than us, which could impair our ability to compete effectively and adversely affect our business, financial condition and results of operations.

Exposure to global tax laws

Given our global footprint, we are subject to income tax laws in various jurisdictions. While we continuously manage and provision for income tax, any changes in effective tax rates within local jurisdictions can have a material impact on our net earnings.

Political conditions or events, including escalation of hostilities, outbreak of war, elections, referenda, changes to international trade and immigration policies, terrorism, disruption of supply chains (particularly energy) and the impact thereof on our business

Political events, uncertainties and situations can have an effect on our Company because of our global operations. Events could occur that may hamper our ability to manage operations, repatriate cash and implement Colliers’ policies in certain regions, particularly in developing countries that have had a recent history of political and economic instability.

Risks relating to our shares

Volatility of market price of the Subordinate Voting Shares

The market price of the Subordinate Voting Shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including the following:

•	actual or anticipated fluctuations in our annual or quarterly results of operations;
•	changes in estimates of future results of operations by us or by equity research analysts;
•	changes in the economic performance or market valuations of other companies that investors deem comparable to us;
•	the addition or departure of our executive officers or other key personnel;
•	litigation or regulatory action against us;
•	issuances or expected issuances of additional Subordinate Voting Shares or other forms of our securities;
•	changes in applicable laws and regulations, including tax laws, or changes in the manner in which those laws are applied;
•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors; and
•	news reports relating to the conditions in the economy in general and/or trends, concerns or competitive developments, regulatory changes and other related issues in our industry.

The volatility may affect the ability of holders of Subordinate Voting Shares to sell the Subordinate Voting Shares at an advantageous price.

Financial markets have, at times, experienced significant price and volume fluctuations that have particularly affected the market prices of securities of companies and that have, in many cases, been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the Subordinate Voting Shares may decline even if our operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. As well, certain institutional investors may base their investment decisions on consideration of our environmental, governance and social practices and performance against such institutions’ respective investment guidelines and criteria, and failure to meet such criteria may result in a limited or no investment in the Subordinate Voting Shares by those institutions, which could adversely affect the trading price of the Subordinate Voting Shares. There can be no assurance that fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil occur, our operations could be adversely impacted and the trading price of the Subordinate Voting Shares may be adversely affected.

The impact of our dual class share structure

As agreed in the New Trust Agreement, the Multiple Voting Shares shall convert on a one-for-one basis into Subordinate Voting Shares upon the occurrence of certain specified events and in any event by not later than September 1, 2028. However, the Multiple Voting Shares shall remain issued and outstanding until any such conversion event. Our Multiple Voting Shares have twenty votes per share and our Subordinate Voting Shares have one vote per share. As at February 20, 2026, Mr. Hennick beneficially owns and controls all of the Multiple Voting Shares, and holds approximately 41.6% of the voting power of all of our issued and outstanding Subordinate Voting Shares and Multiple Voting Shares and therefore has significant influence over our management and affairs and over all matters requiring shareholder approval, including the election of directors and significant corporate transactions. As a result, the holder of Multiple Voting Shares has the ability to influence many matters affecting us and actions may be taken that the holders of the Subordinate Voting Shares may not view as beneficial. The market price of the Subordinate Voting Shares could be adversely affected due to the significant influence and voting power of the holder of Multiple Voting Shares. Additionally, the significant voting interest of the holder of Multiple Voting Shares may discourage transactions involving a change of control, including transactions in which an investor, as a holder of the Subordinate Voting Shares, might otherwise receive a premium for the Subordinate Voting Shares over the then-current market price, or discourage competing proposals if a going private transaction is proposed by the holder of Multiple Voting Shares.

A decline in our performance impacting our ability to pay dividends on our shares

Although we intend to make cash dividends to shareholders in accordance with our existing dividend policy, these dividends are not assured. Future dividends on the Subordinate Voting Shares and Multiple Voting Shares will depend on our results of operations, financial condition, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Additionally, under the Company’s debt agreements, the Company is not permitted to pay dividends, whether in cash or in specie, in the circumstances of an event of default thereunder occurring and continuing or an event of default occurring as a consequence thereof. The market value of the Subordinate Voting Shares and Multiple Voting Shares may deteriorate if we are unable to pay dividends pursuant to our existing dividend policy in the future.

Potential future dilution to the holders of the Subordinate Voting Shares

We are authorized to issue an unlimited number of Subordinate Voting Shares for consideration and terms and conditions as established by our board of directors, in many cases, without any requirement for explicit shareholder approval, and shareholders have no pre-emptive rights in connection with such further issuances. We may issue additional Subordinate Voting Shares in share offerings (including through the sale of securities convertible into or exchangeable for Subordinate Voting Shares) and pursuant to the exercise of options under our Option Plan. We cannot predict the size of future issuances of Subordinate Voting Shares or the effect that future issuances and sales of Subordinate Voting Shares will have on the market price of the Subordinate Voting Shares. Issuances of a substantial number of additional Subordinate Voting Shares, or the perception that such issuances could occur, may adversely affect prevailing market prices for the Subordinate Voting Shares. With any additional issuance of Subordinate Voting Shares, holders of Subordinate Voting Shares will suffer dilution and we may experience dilution in our earnings per share.

The existence of our right to issue blank cheque preference shares

The Company has the right to issue so-called “blank cheque” preference shares which may affect the voting and liquidation rights of holders of Subordinate Voting Shares and Multiple Voting Shares. The Company’s Board of Directors is authorized, without any further shareholder approval, to issue one or more additional series of preference shares in an unlimited number and to set the rights, privileges, restrictions and conditions attached thereto.

Risks related to our qualification as a foreign private issuer

We are a “foreign private issuer”, as such term is defined in Rule 405 under the United States Securities Act of 1933, as amended, and are permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare our disclosure documents filed under the United States Securities Exchange Act of 1934, as amended (“US Exchange Act”), in accordance with Canadian disclosure requirements. Under the US Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of US domestic reporting companies. As a result, we do not file the same reports that a US domestic issuer would file with the Securities and Exchange Commission (“SEC”), although we are required to file or furnish to the SEC the continuous disclosure documents that we are required to file in Canada under Canadian securities laws. In addition, our officers, directors, and principal shareholders are exempt from the reporting and short swing profit liability provisions of Section 16 of the US Exchange Act. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell shares, as the reporting deadlines under the corresponding Canadian insider reporting requirements are generally longer.

As a foreign private issuer, we are exempt from the rules and regulations under the US Exchange Act related to the furnishing and content of proxy statements. We are also exempt from Regulation FD, which prohibits issuers from making selective disclosures of material non-public information. While we will comply with the corresponding requirements relating to proxy statements and disclosure of material non-public information under Canadian securities laws, these requirements differ from those under the US Exchange Act and Regulation FD, and shareholders should not expect to receive the same information at the same time as such information is provided by US domestic companies.

In addition, as a foreign private issuer, we have the option to follow certain Canadian corporate governance practices, except to the extent that such laws would be contrary to US securities laws, and provided that we disclose the requirements we are not following and describe the Canadian practices we follow instead. We currently rely on this exemption with respect to requirements regarding the quorum for any meeting of our shareholders, the requirement to obtain shareholder approval prior to an issuance of securities in certain circumstances and certain responsibilities of the Executive Compensation Committee of our board of directors. We may in the future elect to follow home country practices in Canada with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of US domestic companies that are subject to all corporate governance requirements.

Risks relating to sustainability

Risks related to global climate change

As global climate change policy continues to evolve and attract considerable public, scientific and regulatory attention, it could have both tangible and intangible impact on our operations, employees and clients. Moreover, we may be subject to litigation on certain properties, projects or assets that we manage that have a direct impact on the environment from governments, shareholders and environmental activists. A loss of management fee revenues as well as any litigation could materially impact our profitability, reputation as well as financial condition.

Changes in client preferences and requirements for low-carbon and climate-resilient properties

As climate policy continues to evolve and demand for low-carbon and climate-resilient properties increases, it may impact our operations with respect to deal sourcing as well as product availability. Should the company be unable to meet client needs, it may also lead to deterioration of relationship with the client and a loss of revenue.

Reputational risk should our efforts to mitigate climate change not keep pace with peers and societal expectations

We are making dedicated efforts towards reducing our carbon footprint, promoting social initiatives and implementing strong governance policies. However, there can be no assurance that we will be able to achieve all of our targets. In the unlikely event of the Company failing to meet its target or falling short of societal expectations, there could be a material adverse impact on our operations. This could be in the form of lost revenues, damage to our reputation, decreased attractiveness to investors, as well as significant operating costs.

Risks related to measurement and compliance

We need to invest in various technologies to accurately manage and comply with the environmental regulatory policies of the local and global jurisdictions. In addition, in certain cases, we may purchase carbon offsets or could be exposed to carbon tax on our owned operations. Compliance costs, in some regions, could also force us to discontinue managing certain properties or exit the business altogether. This could lead to a significant deterioration in profitability.

Physical and transition risks related to climate-related changes

Rapid changes in client preferences and requirements for low-carbon and climate-resilient properties, ahead of our ability to deliver related solutions, could lead to customer attrition and consequently lower revenues and profitability. Our operating costs could also increase marginally with increasing carbon pricing, should we fail to transition our operations to lower-carbon energy sources in time. Lastly, our invested assets in our Investment Management business and the properties we manage are susceptible to physical damages due to climate-related changes.

Interest of management and others in material transactions

Except as described below or elsewhere in this AIF, no director of Colliers, executive officer of Colliers, or person or company that beneficially owns, or controls or directs more than 10% of any class or series of voting securities of Colliers, or any associate or affiliate of any of the foregoing persons, has or has had any material interest in any transaction within the last three years, or during the current year, that has materially affected or is reasonably expected to materially affect Colliers or any of its subsidiaries.

On April 16, 2021, the Company completed a transaction with Mr. Hennick and certain related entities pursuant to which: (a) the LTIA that had been previously granted to Mr. Hennick was terminated, for effective consideration of $96.2 million and the issuance of 3,572,858 Subordinate Voting Shares (such consideration having been determined with reference to the formula set out in the previously issued LTIA); (b) Mr. Hennick and certain related entities entered into the New MSA with respect to the provision of Mr. Hennick’s services as Chief Executive Officer and/or Executive Chairman of the Company, as his option; and (c) the New Trust Agreement was entered into, resulting in a clear timeline for the orderly elimination of the Subordinate Voting Shares and the Company’s dual class share structure, without payment of any premium. Full details regarding this transaction are set out in the Management Information Circular of the Company dated March 9, 2021, which is available on SEDAR+ at www.sedarplus.ca.

Material contracts

The only contracts that can reasonably be regarded as material to us, other than contracts entered into in the ordinary course of business, are as follows:

(a)

Revolving Credit Facility: On November 29, 2024, the Company extended the Revolving Credit Facility for a five-year term maturing in November 2029 (previously May 2027) with an expanded capacity of $2.25 billion (previously $1.75 billion). The Revolving Credit Facility is sustainability-linked and includes pricing adjustments tied to achievements of performance targets over time aligned with Colliers’ Elevate the Built Environment framework. The Revolving Credit Facility bears interest at 1.125% to 2.50% over floating reference rates, depending on certain leverage ratios, and requires that we pay a commitment fee of 0.11% to 0.35% of the unused portion of the Revolving Credit Facility, depending on certain leverage ratios. The credit agreement relating to the Revolving Credit Facility (together with all applicable amendments) is available on SEDAR+ at www.sedarplus.ca.

The Company uses certain financial instruments from time to time in order to hedge against increases in market interest rates and its impact on interest expense, as described in the Risks Factors section. Company currently has interest rate swaps to convert floating reference rates on $600 million of US dollar borrowings under the Revolving Credit Facility to fixed interest rates. Each of these swaps has a maturity date of May 2027. In 2025, the Company entered into swap agreements to hedge an additional $600 million of US dollar borrowings under the Revolving Credit Facility, effective May 2027 to a maturity date of November 2029.

(b)

Senior Notes due 2028: We issued €210 million of senior unsecured notes (the “Senior Notes due 2028”) pursuant to a note purchase agreement dated May 17, 2018 (the “2028 Note Agreement”), with a ten-year term ending May 30, 2028 and a fixed interest rate of 2.23%, which Senior Notes were placed privately and rank equally with the Revolving Credit Facility in terms of seniority. The proceeds of this issuance were drawn on May 30, 2018, and we used the net proceeds to reduce outstanding borrowings under the Revolving Credit Facility and for general corporate purposes. We may prepay the Senior Notes due 2028 at any time in an amount not less than 5% of the aggregate principal amount of the notes then outstanding, subject to payment of an applicable make-whole amount and other amounts. The financial covenants contained in the 2028 Note Agreement require that we maintain a net debt to consolidated EBITDA ratio of not more than 3.5, an interest coverage ratio of greater than 2.0 and to ensure that our priority debt does not at any time exceed 7.5% of our consolidated total assets. To date, we have complied with the foregoing covenants. All outstanding amounts under the Senior Notes must be repaid by the earlier of May 30, 2028 and the occurrence of an event of default under the Note Agreement. We are prohibited under the Note Agreement from undertaking certain acquisitions and dispositions, and incurring certain indebtedness and encumbrances, without prior approval of the holders of the Senior Notes. Since entering into the 2028 Note Agreement, certain amendments and/or waivers have been entered into in order to address points similar to those addressed by way of amendments to the Revolving Credit Facility as noted above. The Note Agreement is available on SEDAR+ at www.sedarplus.ca.

(c)

Senior Notes due 2031: On July 28, 2021 the Company entered into a note purchase agreement to issue US dollar and Euro fixed rate senior unsecured notes (the “Senior Notes due 2031”), consisting of US$150 million of 3.02% Notes due 2031 and €125 million of 1.52% Notes due 2031. The Senior Notes due 2031 were placed privately and rank equally with the Revolving Credit Facility and Senior Notes due 2028. The proceeds of the Senior Notes due 2031 were drawn on October 7, 2021. The Company used the proceeds for general corporate purposes and to repay all outstanding borrowings under its Revolving Credit Facility. We may prepay the Senior Notes at any time in an amount not less than 5% of the aggregate principal amount of the notes then outstanding, subject to payment of an applicable make-whole amount and other amounts. The financial covenants contained require that we maintain a net debt to consolidated EBITDA ratio of not more than 3.5, an interest coverage ratio of greater than 2.0 and to ensure that our priority debt does not at any time exceed 7.5% of our consolidated total assets. The Note Agreement is available on SEDAR+ at www.sedarplus.ca.

(d)

AR Facility: On April 12, 2019, the Company established a structured accounts receivable facility (the “AR Facility”). On September 28, 2023, the Company expanded the AR Facility to $200 million, a cumulative increase of $75 million relative to its initial $125 million size in 2019. On June 27, 2025, the Company extended the maturity date to June 26, 2026 . Under the AR Facility, certain of the Company’s subsidiaries continuously sell trade accounts receivable and contract assets (the “Receivables”) to wholly owned special purpose entities at fair market value. The special purpose entities then sell 100% of the Receivables to a third-party financial institution. Although the special purpose entities are wholly owned subsidiaries of the Company, they are separate legal entities with their own separate creditors who will be entitled, upon their liquidation, to be satisfied out of their assets prior to any assets or value in such special purpose entities becoming available to their equity holders and their assets are not available to pay other creditors of the Company. The agreements relating to the AR Facility are available on SEDAR+ at www.sedarplus.ca.

(e)

Agreements Relating to Settlement of Long Term Incentive Arrangement with CEO: On April 16, 2021, after receiving approval from 95% of disinterested shareholders, the Company completed the previously announced transaction (the “Transaction”) to settle previously issued LTIA granted to an entity related to Mr. Hennick. The Transaction also established a timeline for the orderly elimination of Colliers’ dual class voting structure by no later than September 1, 2028. As described under “Interest of management and others in material transactions” above, the transaction resulted in the payment of $96.2 million to certain entities related to Mr. Hennick, along with the issuance of 3,572,858 Subordinate Voting Shares. Additionally, in October 2024, the Company entered into a new management services agreement (the “New MSA”) with Mr. Hennick and an entity related thereto with respect to the continued provision of Mr. Hennick’s services as Chief Executive Officer and/or Executive Chairman of the Company, at his option. The particulars of the New MSA are set out in the section entitled “Executive Compensation – Management Contract” contained in the 2024 Circular, which section is incorporated herein by reference. The definitive documentation relating to this transaction, including a new trust agreement relating to the Multiple Voting Shares, registration rights agreement and transaction agreement are available on SEDAR+ at www.sedarplus.ca.

Cease trade orders, bankruptcies, penalties or sanctions

To the best of the knowledge of the Company:

(1)

none of the directors or executive officers of the Company is, as at the date of this AIF, or was within 10 years before the date of this AIF, a director, chief executive officer or chief financial officer of any company (including the Company) that: (i) was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days (collectively, an “Order”) that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or (ii) was subject to an Order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; and

(2)

none of the directors or executive officers of the Company, or a shareholder holding a sufficient number of securities of the Company to affect materially the control the Company: (a) is, as at the date of this AIF, or has been, within 10 years before the date of this AIF, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (b) has, within the 10 years before the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder, except for Benjamin Stein, who served as a director of GTT Communications, Inc. (“GTT”) from May 2019 until December 2021. GTT commenced Chapter 11 bankruptcy proceedings in the United States in October 2021 which were subsequently completed in December 2022.

Conflicts of interest

Certain directors and officers of the Company are engaged in and will continue to engage in activities outside the Company, and as a result, certain directors and officers of the Company may become subject to conflicts of interest. The Business Corporations Act (Ontario) provides that in the event that a director or officer has an interest in a contract or proposed contract or agreement, the director or officer shall disclose his or her interest in such contract or agreement and, in the case of directors, shall refrain from voting on any matter in respect of such contract or agreement unless otherwise provided under the Business Corporations Act (Ontario). To the extent that conflicts of interest arise, such conflicts will be resolved in accordance with the provisions of the Business Corporations Act (Ontario).

As at the date hereof, the Company is not aware of any existing or potential material conflicts of interest between the Company and a director or officer of the Company.

Independent registered public accounting firm

The Company’s independent registered public accounting firm is PricewaterhouseCoopers LLP, Chartered Professional Accountants, who has issued a Report of Independent Registered Public Accounting Firm dated February 20, 2026 on the Company’s consolidated financial statements as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025 and on the effectiveness of the Company’s internal control over financial reporting as at December 31, 2025. PricewaterhouseCoopers LLP has advised that they are independent with respect to the Company within the meaning of the Chartered Professional Accountants of Ontario CPA Code of Professional Conduct and the rules and regulations of the SEC and the Public Company Accounting Oversight Board (“PCAOB”).

Audit & Risk Committee

The Audit & Risk Committee (the “ARC”) is comprised of three members who are each “independent” and “financially literate” as required by Multilateral Instrument 52-110 Audit Committees (the “Audit Committee Rule”). The ARC has the resources and the authority to discharge its responsibilities, including the authority to engage, at the expense of Colliers, outside consultants, independent legal counsel and other advisors as it determines necessary to carry out its duties, without seeking approval our Board of Directors or management. The ARC also has the authority to conduct any investigation necessary and appropriate to fulfilling its responsibilities and has direct access and authority to communicate directly with the external auditors, legal counsel and officers and employees of Colliers. The ARC meets six times annually, or more frequently as circumstances dictate.

The ARC reviews the annual and interim financial statements intended for circulation among shareholders and reports upon these to the Board prior to their approval by our Board of Directors. The ARC is also responsible for reviewing the integrity of Colliers’ financial reporting process, both internal and external, and any major issues as to the adequacy of the internal controls and any special audit procedures adopted in light of any material control deficiencies. The ARC communicates directly with Colliers’ external auditors in order to discuss audit and related matters whenever appropriate. In addition, our Board of Directors may refer to the ARC such matters and questions relating to the financial position and operations of Colliers and its subsidiaries. All reports made to Colliers’ ethics hotline are reviewed by the Chair of the ARC and then by the entire ARC at its next meeting. Our Board of Directors has adopted an ARC mandate, a copy of which is annexed as Exhibit “A” to this AIF.

The education and related experience of each of the members of the ARC that is relevant to the performance by such members of their responsibilities on such committee is described below.

L. Frederick Sutherland (Chair) – Mr. Sutherland was the Executive Vice President and Chief Financial Officer of Aramark Corporation, Philadelphia, PA, a leading global provider of food services, facilities management and uniform and career apparel, from 1997 to 2015. Prior to joining Aramark in 1980, Mr. Sutherland was Vice President, Corporate Banking, at Chase Manhattan Bank, New York, NY. Mr. Sutherland is a director of Consolidated Edison, Inc. and a former director of Sterling Check Corp. Mr. Sutherland is also a former director and Chair of the Board of WHYY, Philadelphia’s public broadcast affiliate and a trustee of Duke University, The National Constitution Center, Episcopal Community Services, an anti-poverty agency, and People's Light, a professional non-profit theater. Mr. Sutherland holds an MBA Degree in Finance from the Katz School of the University of Pittsburgh and a Bachelors in Physics and Mathematics from Duke University.

John (Jack) P. Curtin, Jr. – Mr. Curtin is an Advisory Director in the Investment Banking Division of Goldman, Sachs & Co. in Toronto and New York. From July 2010 to December 2014, Mr. Curtin served as Chairman and Chief Executive of Goldman Sachs Canada Inc. From 2003 to July 2010, Mr. Curtin was Chairman of Goldman Sachs Canada Inc. From 1999 to 2003, Mr. Curtin was an Advisory Director of Goldman, Sachs & Co. in New York. From 1995 to 1999, Mr. Curtin was Chief Executive of Goldman Sachs Canada Inc. in Toronto. Prior to this assignment, Mr. Curtin was co-head of Global Money Markets and Chairman of Goldman Sachs Money Markets LP. Mr. Curtin moved to Money Markets in 1987 after serving as head of Fixed Income Syndicate/New Issues. Mr. Curtin joined the firm in 1976 in the Corporate Finance Department and was named partner in 1988 and managing director in 1996. Mr. Curtin was previously a member of the Board of Directors the Art Gallery of Ontario Foundation and is a member of the Board of Directors of the Royal Conservatory of Music. He previously served as a Director of the Canada/United States Fulbright Foundation. Mr. Curtin is a former governor of the Toronto Stock Exchange, a former director of Brookfield Asset Management, Cadillac Fairview Corporation, Maxxcom Corporation and the Investment Dealers Association of Canada. Mr. Curtin served as a trustee of Lakefield College School as well as Royal St. George’s College. Mr. Curtin received an MBA from Harvard in 1976 and his BA from Williams College in 1972.

John Sullivan - Mr. Sullivan is the former President and CEO of The Cadillac Fairview Corporation Limited and has more than 30 years of real estate experience in acquisitions, dispositions, asset management and development. Prior to becoming CEO, Mr. Sullivan held the position of Executive Vice President, Development at Cadillac Fairview. Before joining Cadillac Fairview, Mr. Sullivan held senior positions with a number of high-profile companies including Marathon Realty Company Limited and Brookfield Properties Corporation.

Mr. Sullivan holds a Bachelor of Civil Engineering degree from Concordia University, a Master of Business Administration degree from McGill University and has completed the Advanced Management Program at Harvard Business School. He currently sits on the boards of MAF Properties (Dubai), Forum Asset Management (Toronto) and the Hospital for Sick Children (Toronto).

The Audit Committee Rule requires the Company to disclose whether its ARC has adopted specific policies and procedures for the engagement of non-audit services and to prepare a summary of these policies and procedures. The mandate of the ARC provides that it is such committee’s responsibility to: (a) approve the appointment and, when circumstances warrant, discharge of the external auditor and monitor its qualifications, performance and independence; (b) approve and oversee the disclosure of all audit services provided by the external auditor to the Company or any of its subsidiaries, determining which non-audit services the external auditor are prohibited from providing and, exceptionally, pre-approve and oversee the disclosure of permitted non-audit services to be performed by the external auditor, in accordance with applicable laws and regulations; and (c) approve the basis and amount of the external auditor’s fees and other significant compensation. The ARC has adopted a pre-approval policy pursuant to which the Company may not engage the Company’s external auditor to carry out certain non-audit services that are deemed inconsistent with the independence of auditors under US and Canadian applicable laws. The ARC must pre-approve all audit services as well as permitted non-audit services. The ARC has delegated to the Chair of the Audit Committee, who is independent, the authority to act on behalf of the ARC with respect to the pre-approval of all audit and permitted non-audit services provided by its external auditors from time to time. Any approvals by the Chair are reported to the full ARC at its next meeting.

In addition to performing the integrated audit of the Company’s annual consolidated financial statements and effectiveness of internal control over financial reporting, PricewaterhouseCoopers LLP provided other permitted services to the Company and they billed the Company the following fees for each of the Company’s two most recently completed years:

(in thousands of C$)	Year ended December 31, 2025	Year ended December 31, 2024
Audit fees (note 1)	$4,828	$4,632
Audit-related fees (note 2)	314	349
Tax fees (note 3)	1,773	1,850
All other fees (note 4)	15	40
	$6,930	$6,871

Notes:

1.	Refers to the aggregate fees billed and expected to be billed by the Company’s external auditor for audit services relating to the audit of the Company and statutory audits required by subsidiaries.

2.

Refers to the aggregate fees billed for assurance and related services by the Company’s external auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under (1) above, including professional services rendered by the Company’s external auditor for supplementary assurance assessments and engagements.

3.

Refers to the aggregate fees billed for professional services rendered by the Company’s external auditor for tax compliance, tax advice and tax planning. The majority of the tax fees in the table above relate to a non-recurring project.

4.	Refers to fees for consulting and subscriptions to accounting and tax research tools.

Additional information

Additional information, including the directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and options to purchase securities, where applicable, is contained in the 2025 Circular.

Copies of publicly filed documents of the Company, including those incorporated herein by reference, can be found on SEDAR+ at www.sedarplus.ca and also on EDGAR at www.sec.gov. Additional financial information is provided in the Company’s consolidated financial statements and management’s discussion and analysis for the year ended December 31, 2025.

EXHIBIT “A”

AUDIT & RISK COMMITTEE MANDATE

Purpose

The Audit & Risk Committee (the "Committee") is appointed by and shall assist the Board of Directors (the "Board") of Colliers International Group Inc. (the "Company") in fulfilling its oversight responsibilities in the following principal areas: (i) accounting policies and practices, (ii) the financial reporting process, (iii) financial statements provided by the Company to the public, (iv) risk identification, management and processes, including systems of internal accounting and financial controls, internal systems reviews and remediation, information technology and cyber-security risks and controls, (v) reviewing the Company's insurance policies and consideration of the extent of any uninsured exposure and the adequacy of coverage, (vi) appointing, overseeing and evaluating the work and independence of the external auditors and overseeing and evaluating the work of the Company's internal audit personnel (including by way of regular interaction and review at all Committee meetings and periodic meetings with the Company’s Director of Internal Audit at in camera sessions), (vii) compliance with applicable legal and regulatory requirements (including the Sarbanes-Oxley Act of 2002 and all applicable laws relating to environmental, social and governance matters), (viii) review of contractual arrangements involving related parties, conflicts of interest or material risks (other than employment related contracts), and (ix) overseeing and evaluating compliance with the Company's Code of Ethics and Conduct, Ethics Hotline Policy and other Company policies involving ethics and/or conflicts of interest. In addition to the responsibilities specifically enumerated in this Mandate, the Board may refer to the Committee such matters and questions relating to the financial position and operations of the Company and its subsidiaries as the Board may from time to time see fit.

Membership

The Committee shall consist of at least three directors appointed annually by the Board and shall be selected based upon the following, in accordance with applicable laws, rules and regulations:

Independence. Each member shall be independent in accordance with applicable legal and regulatory requirements, including, without limitation, the independence requirements set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Act”) (subject to the exemptions provided in Rule 10A-3(c) under the Act) and National Instrument 52-110 – Audit Committees of the Canadian Securities Administrators, and shall have no direct or indirect material relationship with the Company which could, in the view of the Board, reasonably interfere with the exercise of a member's independent judgment.

Financially Literate. Each member shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Committee. For these purposes, an individual is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company's financial statements.

Commitment. In addition to being a member of the Committee, if a member is also on the audit committee or board of directors of other public companies or organizations, the Board shall determine that such simultaneous service does not impair the ability of such member to serve effectively on the Committee.

Chair and Secretary

The Chair of the Committee shall be selected by the Board. If the Chair is not present, the members of the Committee may designate a Chair for the meeting by majority vote of the members present. The Secretary of the Company shall be the Secretary of the Committee, provided that if the Secretary is not present, the Chair of the meeting may appoint a secretary for the meeting with the consent of the other Committee members who are present.

Meetings

The times and locations of meetings of the Committee and the calling of and procedures at such meetings, shall be determined from time to time by the Chair of the Committee, in consultation with management when necessary, provided that there shall be a minimum of four meetings per year. The Committee shall have sufficient notice in order to prepare for each meeting. Notice of each meeting shall also be given to the external auditors of the Company, and meetings shall be convened whenever requested by the external auditors or any member of the Committee in accordance with applicable law.

Meeting Agendas

Agendas for meetings of the Committee shall be developed by the Chair of the Committee in consultation with management and the corporate secretary, and shall be circulated to the Committee members prior to any meetings.

Resources and Authority

The Committee shall have the resources and the authority to discharge its responsibilities, including the authority to engage, at the expense of the Company, outside consultants, independent legal counsel and other advisors as it determines necessary to carry out its duties, without seeking approval of the Board or management. The Committee shall determine the appropriate funding required to compensate any advisor employed by the Committee and to pay ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee shall have the authority to conduct any investigation necessary and appropriate to fulfilling its responsibilities, and has direct access and authority to communicate directly with the external auditors, legal counsel and officers and employees of the Company (including, for the avoidance of doubt, internal audit personnel of the Company).

The members of the Committee have the right, for the purpose of performing their duties, to inspect the books and records of the Company and to discuss such accounts and records and any matters relating to the financial position, risk management and internal controls of the Company with the officers and external auditors of the Company.

Responsibilities

The Company's management is responsible for preparing the Company's financial statements while the external auditors are responsible for auditing those financial statements. The Committee is responsible for overseeing the conduct of those activities by the Company's management and external auditors, and overseeing the activities of any internal audit personnel and initiatives. The Company's external auditors are accountable to the Committee as representatives of the Company's shareholders.

It is recognized that members of the Committee are not full-time employees of the Company and do not represent themselves to be accountants or auditors by profession or experts in the fields of accounting or auditing or the preparation of financial statements. It is not the duty or responsibility of the Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from whom it receives information, and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary.

The specific responsibilities of the Committee are as follows:

-

In consultation with the external auditors and management, review the integrity of the Company's financial reporting process, both internal and external, and any major issues as to the adequacy of the internal controls and any special audit procedures adopted in light of any material control deficiencies; Review all material transactions and contracts entered into by the Company with any insider or related party of the Company, other than director, officer or employee compensation which is approved by the Company's Compensation Committee;

-

Review with management and the external auditors the Company's annual audited consolidated financial statements and discuss with the external auditors all matters required to be discussed by generally accepted auditing standards (GAAS) in Canada and the United States. This would include reviewing an annual audit & risk committee report prepared by the external auditors describing: (i) all critical accounting policies used by the Company, (ii) any material alternative accounting treatments within generally accepted accounting principles (GAAP) that have been discussed with management of the Company, including the ramifications of the use of such alternative treatments and disclosures, and (iii) any other material written communications between the external auditors and management;

-

Following completion of the annual audit, review with management and the external auditors any significant issues, concerns or difficulties encountered and resolve any disagreements between management and the external auditors regarding financial reporting;

-

Review and approve the interim quarterly financial statements and press releases, and review and recommend to the Board for approval the annual financial statements and press releases, in each case prior to the release of earnings information, including any non-GAAP measures and earnings guidance; Review and be satisfied that adequate procedures are in place for the review of the public disclosure of financial information by the Company extracted or derived from the Company's financial statements, and periodically assess the adequacy of those procedures; and

-	Meet separately with management and with the external auditors, including at the time of the annual audit plan review with management and the external auditors.

External Auditors

The Committee shall:

-

Require the external auditor to report directly to it and is responsible for the appointment, nomination, compensation, retention, termination and oversight of the work of the external auditors engaged for the purpose of issuing an auditor's report or performing other audit, review or attest services for the Company, and in such regard recommend to the Board the external auditors to be nominated for approval by the shareholders;

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Pre-approve all audit engagements and the provision by the external auditors of all non-audit services, including fees and terms for all audit and non-audit engagements, and in such regard the Committee may establish the types of non-audit services the external auditors shall be prohibited from providing and shall establish the types of audit, audit related and non-audit services for which the Committee will retain the external auditors. The Committee may delegate the responsibility to pre-approve non-audit services to one of its members and any such delegated pre-approvals shall be presented to the Committee at its next scheduled meeting;

-	Review and approve the Company's policies for the hiring of partners and employees and former partners and employees of the external auditing firm;
-	Consider, assess and report to the Board with regard to the independence and performance of the external auditors;
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Request and review annually a report by the external auditors regarding the auditing firm's internal quality-control procedures, any material issues raised by the most recent internal quality-control review of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the past five years; and

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request and review annually a formal written statement by the external auditor delineating all relationships between the external auditor and the Company, actively engaging in a dialogue with the external auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the full Board take, appropriate action to oversee the independence of the external auditor.

Internal Controls and Risk Management

The Committee shall:

-	Oversee management's design, implementation and evaluation of the Company's internal controls over financial reporting, including compliance with the requirements of the Sarbanes-Oxley Act of 2002;
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Receive and review reports from management and the external auditors with regard to the reliability and effective operation of the Company's accounting systems and internal controls; Discuss with management the Company's approach to risk assessment and management, controls over fraud and assessment of the need for internal auditing (including assessing and managing the risks related to personal and sensitive data that is collected, transmitted or stored by the Company and the control environment in place to protect the privacy of such data);

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Communicate directly with internal audit personnel as the Committee determines appropriate with respect to any matters relating to internal controls over financial reporting and oversee the review thereof by internal audit personnel;

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Establish policies and procedures for the confidential, anonymous submission of any concerns regarding questionable accounting or other acts and for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters;

-	Review of the principal risks of the Company's business and operations, and any other circumstances and events that could have a significant impact on the Company's assets and stakeholders;
-	Discuss with management potential risks to the Company's business and operations, their likelihood and magnitude and the interrelationships and potential compounding effects of such risks;
-	Assess the steps management has taken to minimize such risks in light of the Company's risk tolerance;
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Assess the Company's risk tolerance, the overall process for identifying the Company's principal business and operational risks and the implementation of appropriate measures to manage and disclose such risks;

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Review the controls and security governing the Company's information technology systems, including information technology infrastructure (e.g., disaster recovery) and business controls (e.g., data integrity, authorized access and process compliance);

-	Review with senior management annually, the Company's insurance policies and considering the extent of any uninsured exposure and the adequacy of coverage; and
-	Review disclosure respecting the oversight of management of the Company's principal business and operational risks.

Legal and Regulatory Requirements

Receive and review timely analysis by management of significant issues relating to public disclosure and reporting, including, prior to finalization, the Management's Discussion & Analysis and Annual Information Form; Prepare the report of the Committee required to be included with the Company's periodic filings; and Assist the Board in the oversight of compliance with legal and regulatory matters.

Additional Responsibilities

Report regularly to the Board, including on matters such as the quality and integrity of the Company's financial statements, compliance with legal and regulatory requirements, the results of any internal audit initiatives and the status of the internal audit function and personnel of the Company, including evaluation of internal controls over financial reporting for purposes of compliance with the Sarbanes-Oxley Act of 2002, and the performance and independence of the external auditors; and review and reassess annually the adequacy of the Committee's Mandate and prepare and review with the Board an annual performance evaluation of the Committee.